SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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Notes:

NOTICE OF THE 2017

ANNUAL MEETING

AND PROXY STATEMENT

    WEYERHAEUSER COMPANY

DEAR SHAREHOLDER:

We are pleased to invite you to attend your company’s annual meeting of shareholders at 9:00 a.m. on Friday, May 19, 2017 at the Courtyard by Marriott, Pioneer Square, 612 2nd Avenue, Seattle, WA 98104. A map and directions to the meeting are provided on the back cover of the accompanying proxy statement.

The annual meeting will include a report on our operations and consideration of the matters set forth in the accompanying notice of annual meeting and proxy statement. All shareholders of record as of March 24, 2017 are entitled to vote.

To reduce annual meeting costs and conserve resources, we are electronically disseminating annual meeting materials to a majority of our shareholders as permitted under the rules of the U.S. Securities and Exchange Commission. These shareholders will receive a Notice Regarding the Availability of Proxy Materials (“Notice”) instead of a paper copy of the proxy materials. The Notice contains instructions on how to:

●	electronically access our proxy statement for our 2017 annual meeting and our 2016 Annual Report to Shareholders and Form 10-K;
●	vote via the internet, by telephone or by mail; and
●	receive a paper copy of our proxy materials by mail, if desired.

We first mailed the Notice to the majority of our shareholders on April 6, 2017. The Notice will serve as an admission ticket to the 2017 annual meeting of shareholders.

On April 6, 2017, we also first mailed the proxy statement and a proxy card to certain shareholders. If you receive a paper copy of the proxy materials in the mail, the proxy statement includes an admission ticket to the annual meeting of shareholders.

Your vote is important. Whether or not you plan to attend the annual meeting in person, we urge you to please vote as soon as possible. You can vote over the internet, by telephone or by mailing back a proxy card.

Sincerely,

Rick R. Holley	Doyle R. Simons
Chairman of the Board	President and CEO

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	May 19, 2017
Meeting Time:	9:00 a.m. (Pacific)
Meeting Location:	Courtyard by Marriott, Pioneer Square 612 2nd Avenue Seattle, WA 98104

Record Date:	March 24, 2017

Agenda

Weyerhaeuser Company’s annual meeting of shareholders will be held May 19, 2017 to:

●	elect as directors the 11 nominees named in the accompanying proxy statement;
●	approve, on an advisory basis, the compensation of our named executive officers;
●	approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers;
●	ratify the selection of KPMG LLP as the company’s independent registered public accounting firm for 2017; and
●	transact any other business that may be properly brought before the annual meeting.

Admission

All shareholders are invited to attend the annual meeting. You will need an admission ticket or proof of ownership of Weyerhaeuser common stock, as well as a form of personal photo identification, to be admitted. Your admission ticket is either the Notice Regarding the Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the admission ticket that was included with the proxy materials. Seating will be limited and on a first come basis. Please refer to “Information About the Meeting” on page 7 of the proxy statement for more information about attending the meeting.

Voting

Your vote is important. Shareholders owning Weyerhaeuser common stock at the close of business on March 24, 2017, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. Whether or not you expect to attend the annual meeting in person, we urge you to vote as soon as possible by one of these methods:

●	via the internet: go to www.envisionreports.com/WY,

●	by toll-free telephone: call 1-800-652-VOTE (8683), or

●	if you received a paper copy of the proxy materials, by mail: mark, sign, date and return the enclosed proxy card as soon as possible in advance of the meeting to ensure that your vote is recorded.

Shareholders may also vote in person at the annual meeting. For more information on how to vote your shares, please refer to “Proxy and Voting Information” beginning on page 5 of the proxy statement.

Kristy T. Harlan

Senior Vice President, General Counsel and Corporate Secretary

Seattle, Washington

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 19, 2017

This Notice of the Annual Meeting of Shareholders, our Proxy Statement and our Annual Report to Shareholders and Form 10-K are available free of charge at www.edocumentview.com/WY.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting.

2017 ANNUAL MEETING INFORMATION (page 7)

Meeting Date:	May 19, 2017	Record Date:	March 24, 2017
Meeting Time:	9:00 a.m. (Pacific)

Meeting Place:	Courtyard by Marriott, Pioneer Square 612 2nd Avenue Seattle, WA 98104

Voting:	All common shareholders of record as of March 24, 2017 may vote. Each outstanding share of common stock is entitled to one vote on each matter to be voted upon at the annual meeting.

Admission:	You will need an admission ticket or proof of ownership of Weyerhaeuser common stock, as well as a form of personal photo identification, to be admitted to the annual meeting. Your admission ticket is either the Notice Regarding the Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the admission ticket that was included with the proxy materials. Please refer to “Information About the Meeting” on page 7 of the proxy statement for more information about attending the meeting. A map and directions to the meeting are provided on the back cover of the proxy statement.

ADVANCE VOTING METHODS (page 6)

Even if you plan to attend the 2017 annual meeting of shareholders in person, we urge you to vote in advance of the meeting using one of these advance voting methods.

MEETING AGENDA AND VOTING RECOMMENDATIONS

The Weyerhaeuser Company board of directors is asking shareholders to vote on these matters:

Items of Business	Board Recommendation	Page Number
1. Election of the 11 directors named as nominees in the proxy statement	FOR	8
2. Approval, on an advisory basis, of the compensation of our named executive officers	FOR	62
3. Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of our named executive officers	ONE YEAR	62
4. Ratification of selection of independent registered public accounting firm	FOR	63

In addition to the above matters, we will transact any other business that is properly brought before the shareholders at the annual meeting.

DIRECTOR NOMINEES (page 8)

We have included summary information about each director nominee in the table below. Each director is elected annually by a majority of votes cast. See “Nominees for Election” and “Board of Directors and Committee Information” beginning on page 8 of the proxy statement for more information regarding our directors and our process for nominating directors.

					Committees
Name	Age	Director Since	Primary Occupation	Independent	EC	AC	CC	GCRC
Mark A. Emmert	64	2008	President, National Collegiate Athletic Association	✓			✓
Rick R. Holley	65	2016	Former Chief Executive Officer of Plum Creek Timber Company, Inc.		✓
Sara Grootwassink Lewis	49	2016	Chief Executive Officer of Lewis Corporate Advisors, LLC	✓		✓
John F. Morgan, Sr.	70	2016	Private Timber Investor	✓		✓
Nicole W. Piasecki	54	2003	Vice President and General Manager, Propulsion Division, Boeing Commercial Airplanes	✓			✓	C
Marc F. Racicot	68	2016	Retired, President and CEO of the American Insurance Association and Former Governor, State of Montana	✓		✓		✓
Lawrence A. Selzer	57	2016	President and Chief Executive Officer, The Conservation Fund	✓			✓	✓
Doyle R. Simons	53	2012	President and Chief Executive Officer, Weyerhaeuser Company		✓
D. Michael Steuert	68	2004	Retired CFO, Fluor Corporation	✓		C, FE
Kim Williams	61	2006	Retired Partner and SVP, Wellington Management Company, LLP	✓		✓		✓
Charles R. Williamson	68	2004	Retired EVP, Chevron Corporation and CEO, Unocal Corporation	✓	C		C
AC = Audit Committee CC = Compensation Committee C = Committee Chair			EC = Executive Committee GCRC = Governance and Corporate Responsibility Committee FE = Financial Expert

2016 BUSINESS HIGHLIGHTS (page 20)

●

We completed the merger with Plum Creek Timber Company, Inc. (“Plum Creek”), creating the world’s premier timber, land and forest products company, with more than 13 million acres of productive and diverse timberland.

●	We completed the sale of our Cellulose Fibers business for $2.5 billion.
●

We generated net earnings of $1.027 billion. We also generated net earnings from continuing operations attributable to common shareholders of $393 million, or $534 million before special items,* on net sales of $6.4 billion.

●	We increased full year Adjusted EBITDA by over 50% to nearly $1.6 billion.*
●	We captured our merger cost synergies faster than expected, and increased our run rate target by 25% to $125 million.
●	We delivered on our 2016 operational excellence targets.
●	We returned over $2 billion to shareholders through the repurchase of our common shares.
●	We returned $932 million to common shareholders through dividends.
●	Our five-year total shareholder return (“TSR”) was 90%, which was the 42nd percentile compared to the TSR of the S&P 500 over the same period.
●	We were named to the Dow Jones Sustainability World Index for the sixth straight year.

*	Represents a measure of performance that is calculated and presented other than in accordance with generally accepted accounting principles (“GAAP”). See Appendix A for an explanation of these non-GAAP measures, a full reconciliation of these non-GAAP results to our GAAP Net Earnings results, and a brief discussion of why we use these non-GAAP performance measures.

●	We were named one of the “World’s Most Ethical Companies” by the Ethisphere Institute for the fifth year in a row.

CORPORATE GOVERNANCE HIGHLIGHTS

Our corporate governance policies promote the long-term interests of shareholders, accountability and trust in the company. Below is a summary of some of the highlights of our corporate governance framework.

✓ Annual election of all directors	✓ Regular executive sessions of independent directors
✓ Majority voting	✓ Risk oversight by the board and committees
✓ 9 of 11 director nominees are independent	✓ Annual board and committee self-assessments
✓ Appointed lead independent director	✓ No supermajority voting
✓ Clawback policy	✓ No shareholder rights plan
✓ Anti-hedging and anti-pledging policy	✓ Independent committee chairs and members
✓ Executive stock ownership guidelines	✓ Shareholder engagement
✓ Director stock ownership guidelines ✓ Separation of board chair and CEO	✓ Annual say-on-pay advisory votes

EXECUTIVE COMPENSATION HIGHLIGHTS (page 21)

●	Our executive compensation programs are designed to align the interests of our executive officers with those of our shareholders.
●	Total compensation opportunities are maintained at market-competitive levels, and are also tied to the achievement of the Company’s short- and long-term financial and strategic goals.
●	Our compensation programs clearly communicate desired behavior and use incentive pay to reward the achievement of performance goals.
●

We tie pay to performance by: measuring individual, business and company performance; using performance to differentiate the amount of incentive compensation; and allocating more reward dollars to higher performers.

●	At our 2016 annual meeting, we received more than 95% support for our executive compensation program.

2017 PROXY STATEMENT

WEYERHAEUSER COMPANY

220 Occidental Avenue South

Seattle, Washington 98104

(206) 539-3000

April 6, 2017

PROXY AND VOTING INFORMATION

Weyerhaeuser Company (“Weyerhaeuser” or the “Company”) will hold its annual meeting of shareholders at the Courtyard by Marriott, Pioneer Square, 612 2nd Avenue, Seattle, WA 98104 on Friday, May 19, 2017 at 9:00 a.m. (Pacific) to consider the items on the accompanying notice of the annual meeting of shareholders. All items on the accompanying notice are more fully described in this proxy statement.

On or about April 6, 2017, we began distributing to each shareholder entitled to vote at the annual meeting either (i) a Notice Regarding the Availability of Proxy Materials with instructions on how to access electronic copies of our annual meeting materials and vote their shares or (ii) this proxy statement, a proxy card and our 2016 annual report. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder. Proxies are solicited by the board of directors of the Company.

SHAREHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING

Only common shareholders of record at the close of business on March 24, 2017 are eligible to vote at the annual meeting. On that date, 751,294,581 common shares were outstanding. Each common share entitles the holder to one vote at the annual meeting.

VOTE REQUIRED

The presence, in person or by proxy, of holders of a majority of Weyerhaeuser’s outstanding common shares is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum. Under Washington law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the meeting:

●	Item 1—nominees for election as directors will be elected to the board of directors if the votes cast for each such nominee exceed the votes cast against the nominee;

●

Item 2—the advisory vote on the compensation of the named executive officers disclosed in the proxy statement will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal;

●	Item 3—the alternative receiving the greatest number of votes—every year, every two years or every three years—will be the frequency that shareholders approve; and

●

Item 4—ratification of the selection of KPMG LLP as our independent registered public accounting firm will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

The following will not be considered votes cast and will not count towards the election of any director nominee or approval of other proposals:

●	broker non-votes;
●	a share whose ballot is marked as abstain;
●	a share otherwise present at the annual meeting but for which there is an abstention; and
●	a share otherwise present at the annual meeting as to which a shareholder gives no authority or direction.

If your shares are held in street name on your behalf (that is, you own shares in the name of a bank, broker or other holder of record), the broker or other registered holder must receive explicit voting instructions from you to be able to vote on the election of directors and executive compensation, each of which is considered to be non-routine under the applicable rules of the New York Stock Exchange. Brokers do not have discretion to vote on non-routine matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your broker explicit instructions, your shares will not be voted on the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of the advisory vote on executive compensation, and your shares will instead be considered “broker non-votes” on each such proposal. The ratification of the selection of KPMG LLP as our independent registered public accounting firm is considered a routine matter and, as such, your broker is entitled to vote your shares on such proposal in its discretion, even if you do not provide voting instructions on that item.

VOTING INFORMATION

You may vote your shares in one of several ways, depending upon how you own your common shares.

If you are a shareholder of record (that is, if your shares are registered in your own name with our transfer agent), you can vote any one of four ways:

●

Voting on the Internet. Go to www.envisionreports.com/WY and follow the instructions. You will need to have your control number (from your Notice Regarding the Availability of Proxy Materials or proxy card) with you when you go to the website.

●

Voting by Telephone. Call the toll-free number listed on the voting website (www.envisionreports.com/WY) or your proxy card and follow the instructions. You will need to have your control number with you when you call.

●	Voting by Mail. Complete, sign, date and return your proxy card in the envelope provided in advance of the meeting.

●

Voting at the Annual Meeting. If you decide to attend the meeting and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the annual meeting or you may complete a ballot that will be distributed at the meeting.

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the annual meeting are designed to authenticate each shareholder by use of a control number to allow shareholder to vote their shares and to confirm that their instructions have been properly recorded.

If you are a beneficial owner of shares held in street name (that is, if you hold your shares through a broker, bank or other holder of record), you should follow the voting instructions you receive from the holder of record to vote your shares.

SHAREHOLDERS SHARING THE SAME ADDRESS

Each year, we are required to send to each of our registered shareholders of record a Notice of Internet Availability of Proxy Materials and, for those who elect to receive a paper copy of our proxy materials in the mail, one copy of our proxy statement and annual report. We are also required to arrange for these materials to be sent to our beneficial shareholders whose shares are held in street name by a broker, bank, or other holder of record. However, many of our shareholders hold their shares in multiple accounts or share an address with other shareholders, and this results in duplicate mailings of these proxy materials. Shareholders who elect to receive a paper copy of our proxy materials may avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

●

Shareholders of Record. If your shares are registered in your own name and you would like to consent to the delivery of a single Notice of Internet Availability of Proxy Materials, proxy statement or annual report, you may contact our transfer agent, Computershare, by mail at P.O. Box 30170, College Station, TX 77842-3170, or by telephone at 1-800-561-4405.

●	Beneficial Shareholders. If your shares are held in street name, please contact a representative of your broker, bank, or other holder of record.

●

Right to Request Separate Copies. If you consent to the delivery of a single Notice of Internet Availability of Proxy Materials, proxy statement or annual report, but later decide that you would prefer to receive a separate copy of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report, please notify Computershare using the contact information above if you are a registered shareholder, or contact your broker, bank, or other holder of record if you are a beneficial shareholder.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the annual meeting or by timely executing and delivering, by internet, telephone, mail or in person at the annual meeting, another proxy dated as of a later date.

INFORMATION ABOUT THE MEETING

Attendance at the annual meeting is limited to holders of the Company’s common shares. The meeting will be held at 9:00 a.m. Pacific time at the Courtyard by Marriott, Pioneer Square, 612 2nd Avenue, Seattle, WA 98104. A map and directions to the meeting are provided on the back cover of this proxy statement.

To reduce costs and conserve resources, instead of a paper copy of our proxy materials, we are sending to the majority of our shareholders a Notice Regarding the Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to:

●	electronically access our proxy statement and our 2016 Annual Report to Shareholders and Form 10-K;

●	vote via the internet, by telephone or by mail; and

●	receive a paper copy of our proxy materials by mail, if desired.

The Notice will serve as your admission ticket to attend the meeting. If you received a paper copy of the proxy materials in the mail, the proxy materials included an admission ticket. You must present the Notice or the admission ticket included with your proxy materials, together with a government-issued photo identification (such as driver’s license or passport), at the registration desk to be allowed into the annual meeting. If you plan to attend the annual meeting in person, please vote your proxy, but keep the Notice or admission ticket and bring it with you to the annual meeting along with your photo identification. If you arrive at the meeting without your Notice or admission ticket, we will admit you only if you have photo identification and we are able to verify that you were a shareholder of record as of March 24, 2017.

If you are a street name shareholder and you plan to attend the annual meeting, you must present proof of your ownership of Weyerhaeuser common shares as of the March 24, 2017 record date. Acceptable proof would be an original bank or brokerage account statement as of that date. You also must present photo identification to be admitted. If you arrive at the meeting without proof of your ownership of common shares as of the record date or photo identification, you will not be admitted to the meeting.

If you are a street name shareholder and intend to designate a proxy holder, the designee must present:

●	your original signed form of proxy;

●	proof of your ownership of common shares (such as a bank or brokerage statement) as of the March 24, 2017 record date; and

●	photo identification.

If we cannot verify that you are a shareholder, your designee will not be admitted to the meeting.

If you are hearing impaired or require other special accommodation due to disability, please contact our Corporate Secretary prior to the meeting to indicate the accommodations that you will need. You may do so by writing to Weyerhaeuser Company, Attention: Corporate Secretary, 220 Occidental Avenue South, Seattle, WA 98104 or sending an email to CorporateSecretary@weyerhaeuser.com.

No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

ITEM 1. ELECTION OF DIRECTORS

All directors elected at the annual meeting will be elected for a term of one year. Our board of directors currently has 13 members. John I. Kieckhefer and David P. Bozeman are retiring from the Board of Directors and therefore have not been nominated to stand for re-election. Under our Bylaws, the board of directors is authorized to fix the number of directors within the range of 9 to 13 members. The 11 persons identified below are nominated to be elected as directors at the 2017 annual meeting for one-year terms expiring at the 2018 annual meeting. All of the nominees were elected as directors by shareholders at the 2016 annual meeting for a one-year term expiring at the 2017 annual meeting.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies will be voted for the persons nominated by the board of directors. The board of directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

The biography of each of the nominees below contains information regarding the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding their experiences, qualifications, attributes or skills that caused the Governance and Corporate Responsibility Committee and the board of directors to determine that the person should serve as a nominee for director of the Company for 2017.

The board of directors recommends that shareholders vote “FOR” the election of each of the following directors.

NOMINEES FOR ELECTION

Mark A. Emmert, 64, a director of the Company since 2008, has been the president of the National Collegiate Athletic Association since 2010. He served as president of the University of Washington in Seattle, Washington, from 2004 to 2010; as chancellor of Louisiana State University from 1999 to 2004; and chancellor and provost of the University of Connecticut from 1994 to 1999. Prior to 1994, he was provost and vice president for Academic Affairs at Montana State University and held faculty and administrative positions at the University of Colorado. He also is a director of Expeditors International of Washington, Inc. (global logistics services). He previously served on the board of directors of Omnicare, Inc. (healthcare services) until 2015. He is a Life Member of the Council on Foreign Relations and is a Fellow of the National Academy of Public Administration. He has also been a Fulbright Fellow, a Fellow of the American Council on Education and served on many non-profit boards. He is an experienced leader of major organizations, with strong skills in government and international relations, strategic planning and public company executive compensation.

Rick R. Holley, 65, a director of the Company and chairman of the board of directors since February 2016, was the president and chief executive officer of Plum Creek from 1994 to 2013 and continued to serve as chief executive officer until February 2016. From 1989 to 1994, Mr. Holley served as Plum Creek’s chief financial officer. He previously served on the board of directors of Avista Corporation (electric and natural gas utility) until 2014 and as a director and chairman of the board of Plum Creek (timber) until February 2016. Mr. Holley, one of the longest tenured chief executive officers in the timber industry, has a deep and broad understanding of the Company’s industry and business lines, as well as experience in strategic planning and finance.

Sara Grootwassink Lewis, 49, a director of the Company since February 2016, founded, and is the chief executive officer of, Lewis Corporate Advisors, LLC (capital markets advisory firm). From 2002 to 2009, she was chief financial officer of Washington Real Estate Investment Trust Company (equity real estate investment trust). Ms. Grootwassink Lewis also serves on the board of directors of PS Business Parks, Inc. (commercial real estate), and Sun Life Financial Inc. (financial services). She was a member of the board of directors of Plum Creek (timber) until February 2016, Adamas Pharmaceuticals, Inc. (specialty pharmaceuticals) until June 2016 and CapitalSource, Inc. (commercial lending) until its acquisition in 2014. Ms. Grootwassink Lewis is a member of the Public Company Accounting Oversight Board Standing Advisory Group, the Board of Trustees of The

Brookings Institution, and a member of the Leadership Board of the United States Chamber of Commerce Center for Capital Markets Competitiveness. Ms. Grootwassink Lewis has extensive executive, financial and real estate industry experience, having served as a senior executive of a publicly traded REIT. Ms. Grootwassink Lewis is also a chartered financial analyst.

John F. Morgan, Sr., 70, a director of the Company since February 2016, has owned and managed Morgan Timber, LLC (a private timberland and real estate management and development company) since 2001. He has also owned and managed South Coast Commercial, LLC (a real estate investment firm) since 2009. Mr. Morgan previously held positions in general banking and public securities investment management at First Orlando Corporation (Sun Trust) from 1969 to 1972 and Citizens & Southern Corporation (Bank of America) from 1973 to 1978. He later helped found INVESCO Capital Management (global money management), where he served from 1979 to 2000. He served on the board of directors of Plum Creek (timber) until February 2016 and Post Properties, Inc. (equity real estate investment trust) until its merger in December 2016. Mr. Morgan has extensive experience in the timber industry, as well as in banking, finance and capital markets.

Nicole W. Piasecki, 54, a director of the Company since 2003, has been vice president and general manager of the Propulsion Systems Division of Boeing Commercial Airplanes (aerospace) since March 2013. Previously she served as executive vice president of Business Development and Strategic Integration for Boeing Commercial Airplanes from 2010 to March 2013; president of Boeing Japan from 2006 to 2010; vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, from 2003 to 2006; vice president of Sales, Leasing Companies for Boeing Commercial Airplanes from 2000 until January 2003; and served in various positions in engineering, sales, marketing, and business strategy for the Commercial Aircraft Group from 1992. She is Vice Chairman of Seattle University in Seattle, a former director of the Seattle Branch Board of Directors for the Federal Reserve Bank, and a former member of the Board of Governors, Tokyo, of the American Chamber of Commerce of Japan, and the Federal Aviation’s Administration

Advisory Council. She has extensive executive experience in capital intensive industries, sales and marketing, strategic planning and international operations and relations.

Marc F. Racicot, 68, a director of the Company since February 2016, is an attorney and served as president and chief executive officer of the American Insurance Association (property-casualty insurance trade organization) from 2005 until 2009. From 2001 to 2005, he was an attorney at the law firm of Bracewell & Giuliani, LLP. He is a former Governor (1993 to 2001) and Attorney General (1989 to 1993) of the state of Montana. Mr. Racicot was appointed by President Bush to serve as the Chairman of the Republican National Committee from 2002 to 2003, and he served as Chairman of the Bush/Cheney Re-election Committee from 2003 to 2004. He presently serves on the board of directors of Avista Corporation (electric and natural gas utility) and Massachusetts Mutual Life Insurance Company (insurance). He previously served on the board of directors of Plum Creek (timber) until February 2016. Mr. Racicot has extensive experience in government and the interaction between government and large, complex business organizations. As an experienced lawyer, he also has valuable skill and background in the areas of regulatory and operational risk oversight.

Lawrence A. Selzer, 57, a director of the Company since February 2016 has served as the president and chief executive officer of The Conservation Fund (one of the nation’s premiere environmental non-profit organizations) since 2001. He previously served on the board of directors of Plum Creek (timber) until February 2016. As chief executive officer of a large conservation organization, Mr. Selzer has experience and expertise in the areas of conservation procurement, conservation finance, land acquisition and disposition, and real estate management. He has experience managing and overseeing a large, complex, and geographically diverse environmental conservation organization.

Doyle R. Simons, 53, has been president and chief executive officer of the Company since August 2013 and a director of the Company since June 2012. He had been previously appointed chief executive officer-elect and an executive officer of the Company in June 2013. He served as chairman

and chief executive officer of Temple-Inland, Inc. (forest products) from 2008 until February of 2012 when it was acquired by International Paper Company. Previously, he held various management positions with Temple-Inland, including executive vice president from 2005 through 2007 and chief administrative officer from 2003 to 2005. Prior to joining Temple-Inland in 1992, he practiced real estate and banking law with Hutcheson and Grundy, L.L.P. He also serves on the board of directors for Fiserv, Inc. (financial services technology). He has extensive experience in managing forest products companies and capital intensive industries, with strong skills in corporate finance, executive compensation and strategic planning.

D. Michael Steuert, 68, a director of the Company since 2004, was senior vice president and chief financial officer for Fluor Corporation (engineering and construction) from 2001 until his retirement in 2012. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. He also serves as a director of LNG Ltd. (owner and developer of liquefied natural gas projects) and Great Lakes Dredge & Dock Corporation (dock and dredging infrastructure solutions). He previously served on the board of directors of Prologis, Inc., (industrial real estate) until 2015. Mr. Steuert was formerly a member of the National Financial Executives Institute and the Carnegie Mellon Council on finance. He has extensive executive experience in corporate finance and accounting, managing capital intensive industry operations, natural resources development and strategic planning.

Kim Williams, 61, a director of the Company since 2006, was senior vice president and associate director of global industry research for Wellington

Management Company LLP (investment management) from 2001 to 2005, was elected a partner effective in 1995 and held various management positions with Wellington from 1986 to 2001. Prior to joining Wellington, she served as vice president, industry analyst for Loomis, Sayles & Co., Inc (investment management) from 1982 to 1986. She is also a director of E.W. Scripps Company (diverse media), Xcel Energy Inc. (utilities), and MicroVest (asset management firm). She is a member of the Women’s Health Leadership Council of Brigham and Women’s Hospital in Boston, Massachusetts, a member of the board of Oxfam America (global antipoverty agency), and president of the board of trustees of Concord Academy, Concord, Massachusetts. She has extensive experience in corporate finance, strategic planning and international operations.

Charles R. Williamson, 68, a director of the Company since 2004, was the executive vice president of Chevron Corporation (international oil and gas) from mid-2005 until his retirement in December 2005. Mr. Williamson served as Weyerhaeuser’s chairman of the board from 2009 until February 2016. He was chairman and chief executive officer of Unocal Corporation (oil and natural gas) until its acquisition by Chevron Corporation in 2005. He served as Unocal Corporation’s executive vice president, International Energy Operations, from 1999 to 2000; group vice president, Asia Operations, from 1998 to 1999; group vice president, International Operations from 1996 to 1997. He is also lead director of PACCAR Inc. (manufacturer of high-quality trucks) and is a director of Greyrock Energy (gas transformation). Mr. Williamson previously served as director and chairman of the board of Talisman Energy Inc. (oil and gas) until 2015. He has extensive executive experience in corporate finance, management of capital intensive operations, development of natural resources, technology, international operations, strategic planning and public company executive compensation.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

DIRECTOR INDEPENDENCE; BOARD OPERATION AND LEADERSHIP

The Company’s Governance Guidelines require that a majority of the board must at all times be independent directors, as defined from time to time by law, the listing requirements of the New York Stock Exchange and any specific requirements established by the board. You can find the Company’s Governance Guidelines on our website at www.weyerhaeuser.com by clicking on “Investors” at the top of the page, then “Corporate Governance” and then “Governance Guidelines.”

The Company’s board of directors has determined that each of the Company’s directors with the exception of Mr. Holley, the chairman of the board of directors, and Mr. Simons, the Company’s president and chief executive officer, is independent within the meaning of the listing requirements established by the New York Stock Exchange. The board determined that Mr. Simons is not independent because he is the president and chief executive officer of the Company and that Mr. Holley is not independent because he was the chief executive officer of Plum Creek prior to the Plum Creek merger. The independent directors meet regularly in separate executive session.

The Company separates the positions of chairman of the board and chief executive officer in recognition of the differences between the two roles. The chief executive officer is responsible for the strategic direction and day-to-day leadership and performance of the Company. The non-executive chairman of the board, in consultation with the chief executive officer, provides oversight, direction and leadership to the board, sets the agenda for and presides over meetings of the board, presides at our meetings of shareholders, facilitates communication among our directors and between management and the board, and provides input to the Governance and Corporate Responsibility Committee and Compensation Committee, as appropriate, with respect to our annual board self-evaluation process, succession planning for our management and board of directors, and the performance evaluation process for our chief executive officer. The Company believes that this separation of roles provides more effective monitoring and objective evaluation of the chief executive officer’s performance and strengthens the board’s independent oversight of the Company’s performance and governance standards. It also allows the board to draw on the leadership skills and business experience of two persons, the chairman of the board and the chief executive officer.

The board has determined that our non-executive chairman is not an independent director; therefore, Mr. Williamson was appointed to serve as lead independent director. The lead independent director serves as chairman of the Executive Committee and presides at all meetings of the board of directors or committees of the board at which the non-executive chairman is not present or able to preside, including executive sessions of the independent directors.

SUCCESSION PLANNING

The board is actively engaged and involved in succession planning. The board reviews the Company’s “people development” activities in support of its business strategy regularly. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level.

As part of these activities, the board engages in a robust CEO succession planning process, including reviewing development plans for potential CEO candidates and engaging with potential successors at board meetings and in less formal settings to allow directors to personally assess candidates.

RISK OVERSIGHT

The board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board, as described in the summaries of each of the committees below and in the charters of each of the committees. The full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The board believes that this structure provides the appropriate leadership to help ensure effective risk oversight by the board.

The Company employs robust strategic planning and enterprise risk management processes. The

Company has an integrated risk management

process, conducts a review of risk every year and reports to the board of directors on the results of the review. This review includes an identification of specific risks, ranking of the likelihood and magnitude of effect of those risks, scenario analysis, review of risk appetite, and a review of mitigation plans. The Company analyzes risk areas that have the potential to materially affect its businesses and integrates this information into its planning and its reports to the board of directors.

In addition to the annual enterprise risk management process, we conduct internal audits and audits by our independent public accounting firm. We have also established a robust compliance and ethics program, as well as disciplined processes designed to oversee our sustainability strategy and environmental and safety performance. You can find a description of our risk management processes on the Company’s website at www.weyerhaeuser.com by clicking on “Sustainability” at the top of the page, then “Governance” and then “Risk Management.”

BOARD AND COMMITTEE MEMBERS

The current members of the Company’s board of directors and their committee assignments are set forth in the following table. All directors were elected by shareholders at the 2016 annual meeting.

Name	Executive	Audit	Compensation	Governance and Corporate Responsibility
David P. Bozeman				✓
Mark A. Emmert			✓
Rick R. Holley	✓
John I. Kieckhefer			✓
Sara Grootwassink Lewis		✓
John F. Morgan, Sr.		✓
Nicole W. Piasecki			✓	✓*
Marc F. Racicot		✓		✓
Lawrence A. Selzer			✓	✓
Doyle R. Simons	✓
D. Michael Steuert		✓*
Kim Williams		✓		✓
Charles R. Williamson	✓*		✓*

*	Committee chair

BOARD AND COMMITTEE MEETINGS IN 2016

The board of directors currently has four committees that assist in the execution of the board’s responsibilities and perform certain functions for the board: Executive Committee, Audit Committee, Compensation Committee and Governance and Corporate Responsibility Committee.

The following table summarizes meeting information for the board and each of the board’s committees in 2016. The board of directors met on seven occasions in 2016. In 2016, each of the directors attended at least 75% of the total meetings of the board and the committees on which he or she served.

	Number of Meetings
Name	Board of Directors	Executive	Audit	Compensation	Governance and Corporate Responsibility
Total meetings in 2016	7	—	10	4	3

COMMITTEES OF THE BOARD

Each committee of the board of directors is described below. Each committee has adopted a charter, which you can find on the Company’s website at www.weyerhaeuser.com by clicking on “Investors” at the top of the page, then “Corporate Governance” and then “Committee Charters and Composition.” If you would like to receive a paper copy of any committee charter, you may request one by writing to Weyerhaeuser Company, Attention: Corporate Secretary, 220 Occidental Avenue South, Seattle, Washington 98104 or by sending an email to CorporateSecretary@weyerhaeuser.com.

Executive Committee

The board of directors has given the Executive Committee the power and authority to act for the board in the interval between board meetings, except to the extent limited by law and the Company’s Articles of Incorporation.

Audit Committee

The Audit Committee is responsible for assisting the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, including the Company’s compliance with legal and regulatory requirements, and such other duties as directed by the board of directors. The committee has sole authority for the appointment, compensation and oversight of the Company’s independent auditors, including the approval of any significant non-audit relationship. The board of directors has determined that Mr. Steuert is an audit committee financial expert (as such term is defined under applicable rules of the Securities and Exchange Commission).

Independence: The board of directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s chief accounting officer, director of internal audit, general counsel, KPMG LLP and management. The committee chair regularly meets between formal committee meetings with the Company’s chief accounting officer, director of internal audit and KPMG LLP. The committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

Compensation Committee

The Compensation Committee is responsible for:

●	reviewing and approving the strategy and design of the Company’s compensation and benefits systems;
●	making recommendations to the board for incentive compensation and equity-based plans;
●	reviewing and making recommendations to the board regarding the compensation of the Company’s chief executive officer;
●	reviewing and approving salaries and incentive compensation of executive officers;
●	administering the Company’s equity and cash incentive compensation plans;
●	selecting and regularly reviewing the peer group used for benchmarking compensation for executive officers;
●	reviewing and making recommendations to the board regarding the compensation of the Company’s directors; and
●	annually determining the independence of the Compensation Committee’s compensation consultant and whether the consultant’s work raises any conflicts of interest.

Independence: The board of directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Compensation Committee is responsible for oversight of risks relating to employment policies and the Company’s compensation and benefits systems and for annually reviewing these policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. To assist it in satisfying these oversight responsibilities, the committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. The committee chair also regularly meets between formal committee meetings with management and the committee’s consultant.

Governance and Corporate Responsibility Committee

The Governance and Corporate Responsibility Committee takes a leadership role in shaping the governance of the Company. It provides oversight and direction regarding the functioning and operation of the board. It also recommends to the board candidates for nomination and election as directors and director candidates for election as the chairman of the board. The committee manages the processes used by the board in its self-assessment and its evaluation of the chief executive officer. The committee also provides oversight of:

●	senior management succession planning;
●	sustainability strategy and performance;
●	environmental and safety issues;
●	ethics and business conduct;
●	political activities and governmental issues; and
●	human resources practices.

Independence: The board of directors has determined that each member of the Governance and Corporate Responsibility Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

Risk Oversight: The Governance and Corporate Responsibility Committee is responsible for oversight of risks relating to management and board succession planning, the Company’s sustainability and environmental practices and policies, stakeholder responses to the Company’s ethics and business practices, the Company’s political activities and governmental policy development that could affect Company operations and strategic decisions, and employee and investor responses to the Company’s human resources practices. To satisfy these oversight responsibilities, the committee receives regular reports from officers of the Company responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels, the employee climate, risk management activities, and non-governmental and governmental policies or proposals that could affect Company operations. Because many of these risks could have financial and reporting implications for the Company, the board and the Governance and Corporate Responsibility Committee have determined that at least one member of the committee must serve concurrently on the Audit Committee.

Governance Guidelines

The board of directors has documented the governance practices followed by the Company by adopting Governance Guidelines. The Governance Guidelines establish the practices the board of directors follows with respect to board function and operation, Company operations, board organization and composition and board conduct. The Governance Guidelines are available on the Company’s website at www.weyerhaeuser.com by clicking on “Investors” at the top of the page, then “Corporate Governance” and then “Governance Guidelines.” If you would like to receive a paper copy, you may request one by writing to Weyerhaeuser Company, Attention: Corporate Secretary, 220 Occidental Avenue South, Seattle, Washington 98104 or by sending an email to CorporateSecretary@weyerhaeuser.com.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The board has codified standards for directors in the board’s Governance Guidelines. The Governance Guidelines provide that the board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent oversight and guidance with respect to the Company’s operations and interests. The Governance Guidelines also provide that at all times a majority of the board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the board. Each director also is expected to:

●	exhibit high standards of integrity, commitment and independence of thought and judgment;
●	use his or her skills and experiences to provide independent oversight to the business of the Company;
●	participate in a constructive and collegial manner;

●	be willing to devote sufficient time to carrying out the duties and responsibilities of a director;
●	devote the time and effort necessary to learn the business of the Company and the board; and
●	represent the long-term interests of all shareholders.

In addition, the board of directors has determined that the board as a whole must have the right diversity, mix of characteristics, talents, skills and expertise to provide sound and prudent guidance with respect to the Company’s operations and interests. The board believes it should be comprised of persons with skills in areas such as:

●	finance;
●	sales and marketing;
●	strategic planning;
●	development of strategies for sustainability;
●	human resources and diversity;
●	safety;
●	relevant industries, especially natural resource companies;
●	leadership of large, complex organizations;
●	legal;
●	manufacturing;
●	banking;
●	government and governmental relationships; and
●	information technology.

In addition to the targeted skill areas, the Governance and Corporate Responsibility Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a board, including:

●	Strategy – formulation of corporate strategies, knowledge of key competitors and global markets;
●	Leadership – skills in coaching senior executives and the ability to assist the CEO in his or her development;
●	Organizational Issues – understanding of strategy implementation, change management processes, group effectiveness and organizational design;
●	Relationships – understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates;
●	Finance and Operations – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and
●	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

The board is committed to assessing its own performance as a board in order to identify its strengths as well as areas in which it may improve its performance. As part of its self-assessment process, the board annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of the board in its oversight of the Company over both the short- and long-term.

The Governance and Corporate Responsibility Committee has adopted a policy regarding the director selection process. The policy requires the committee to assess the skill areas currently represented on the board and those skill areas represented by directors expected to retire or leave the board in the near future against the target skill areas established annually by the board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the board to carry out its function. The Governance and Corporate Responsibility Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in the Company’s industry, financial or technological expertise, experience in situations comparable to the Company’s (e.g., companies that have grown through acquisitions, or companies that have restructured their asset portfolios successfully), leadership experience, relevant geographical experience, and diversity in personal experience and worldview arising from differences of culture and circumstance. The effectiveness of the board’s diverse mix of skills and experiences is considered as part of each board self-assessment.

Identifying and Evaluating Nominees for Directors

The Governance and Corporate Responsibility Committee uses a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the mix of skills and industries currently represented on the board, whether any vacancies on the board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the board self-assessment process that could improve the overall quality and ability of the board to carry out its responsibilities. In the event vacancies are anticipated, or arise, the Governance and Corporate Responsibility Committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms, shareholders or other persons. The committee or a subcommittee may interview potential candidates to further assess the qualifications possessed by the candidates and their ability to serve as a director. The committee then determines the best qualified candidates based on the established criteria and recommends those candidates to the board for election at the next annual meeting of shareholders.

Shareholder Nominees

The Governance and Corporate Responsibility Committee will consider nominees for the board of directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Governance and Corporate Responsibility Committee, care of the Corporate Secretary, Weyerhaeuser Company, 220 Occidental Avenue South, Seattle, Washington 98104, specifying the name of the nominee and the nominee’s qualifications for membership on the board of directors. Recommendations will be brought to the attention of and be considered by the Governance and Corporate Responsibility Committee.

The Company’s Bylaws establish procedures that must be followed for shareholder nominations of directors. See “Future Shareholder Proposals and Nominations” below for more information.

SHAREHOLDER AND INTERESTED PARTY COMMUNICATIONS

Communications to the board of directors may be sent to Weyerhaeuser Company, Attention: Corporate Secretary, 220 Occidental Avenue South, Seattle, Washington 98104 and marked to the attention of the board or any of its committees, the independent directors or individual directors. Communications also may be sent by email to CorporateSecretary@weyerhaeuser.com.

ANNUAL MEETING ATTENDANCE

The directors are expected to attend the Company’s annual meetings, if possible. All of the directors serving at the time of the 2016 annual meeting attended the 2016 annual meeting.

DIRECTORS’ COMPENSATION

The following table shows the annual compensation of our non-employee directors for 2016, which consisted of annual retainer fees paid in cash, including the amounts for serving as chair of a board committee, and restricted stock unit awards. Directors’ fees are paid annually for the period commencing on the date of their election or appointment and ending on the date of the next annual meeting. All values are reported in U.S. dollars.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
David P. Bozeman	100,000	119,973	219,973
Mark A. Emmert	100,000	119,973	219,973
Rick R. Holley	160,000	179,990	339,990
John I. Kieckhefer	100,000	119,973	219,973
Sara Grootwassink Lewis	100,000	119,973	219,973
John F. Morgan, Sr.	100,000	119,973	219,973
Nicole W. Piasecki	115,000	119,973	234,973
Marc F. Racicot	100,000	119,973	219,973
Lawrence A. Selzer	100,000	119,973	219,973
D. Michael Steuert	120,000	119,973	239,973
Kim Williams	100,000	119,973	219,973
Charles R. Williamson	120,000	119,973	239,973

(1)	The amounts for each of Mr. Steuert (Audit) and Mr. Williamson (Compensation) include cash compensation of $20,000 for their service as chair of their respective committees during 2016. The amount for Ms. Piasecki (Governance and Corporate Responsibility) includes cash compensation of $15,000 for her service as chair during 2016. Of the amounts of cash compensation earned, the following directors elected to defer cash fees into common stock equivalent units under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Mr. Kieckhefer—$100,000, or 3,284 units; Ms. Lewis—$100,000, or 3,284 units; and Mr. Williamson—$120,000, or 3,940 units. Amounts deferred into common stock equivalent units under the Fee Deferral Plan for Directors will be paid following the director’s termination of service in the form of shares of the Company’s common stock.

(2)

The amounts in this column reflect the grant date fair value of director compensation paid in the form of restricted stock units (“RSUs”). The grant date fair value was computed in accordance with Financial Accounting Standards Board

Accounting Standards Codification Topic 718, and for each director is based on a grant date that is the date of the Company’s 2016 annual meeting. The number of RSUs awarded is based on the amount of the fees to be paid in RSUs divided by the average of the high and the low price of the Company’s common stock on the date of grant as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The average of the high and low price on the grant date of May 20, 2016 was $30.45. Each of the directors other than the chairman of the board received $119,973 of RSUs in May 2016, or 3,940 RSUs. Mr. Holley, as chairman of the board, received $179,990 of RSUs, or 5,911 RSUs. The following directors chose to defer RSUs into common stock equivalent units under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units: Mr. Kieckhefer—3,940 units; and Ms. Lewis—3,940 units. Amounts deferred into common stock equivalent units under the Fee Deferral Plan for Directors will be paid following the director’s termination of service in the form of shares of the Company’s common stock.

Non-Employee Director Compensation Program for 2016

The board believes that the level of non-employee director compensation should be based on board and committee responsibilities and be competitive with comparable companies. In addition, the board believes that a significant portion of non-employee director compensation should be awarded in the form of equity to align director interests with the long-term interests of shareholders.

In 2016, continuing non-employee directors, other than the chairman of the board, received a base annual retainer fee of $220,000, of which $120,000 (subject to share rounding) was paid in the form of RSUs and $100,000 was paid in cash. The non-employee director who served as chair of the Governance and Corporate Responsibility Committee received an additional cash retainer fee of $15,000. Non-employee directors who served as chair of the Audit Committee and Compensation Committee received an additional cash retainer fee of $20,000. No additional fees were paid for attending board or committee meetings. The non-employee director serving as chairman of the board received an annual retainer of $340,000 of which $180,000 (subject to share rounding) was paid in RSUs and $160,000 was paid in cash.

All retainer fees are paid annually, immediately following the annual shareholders’ meeting. Directors who are appointed to fill a vacancy on the board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment. The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their service.

The number of RSUs paid to directors was determined by dividing the dollar amount of the retainer equity award by the average of the high and the low price of Weyerhaeuser Company common stock on the date of grant as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. For May 2016 awards, the average of the high and low price of the Company’s common stock on the date of grant was $30.45, which resulted in a grant of 5,911 RSUs for the chairman of the board and 3,940 RSUs for each of the other directors. The RSUs vest over one year and will be settled in shares of the Company’s common stock at the one-year anniversary of the date of grant. The RSUs are generally forfeitable during the one-year vesting period, except that directors who leave the board during the one-year period receive a pro-rata number of shares on the settlement date. Vesting provisions may be modified by the Compensation Committee or board of directors. RSUs granted to directors are credited with dividends during the one-year vesting period. As the RSUs vest, dividends credited to the RSUs similarly vest. If any RSUs are forfeited, dividends related to the forfeited shares also are forfeited.

Deferral Option for Cash Retainer

Directors may elect to defer all or a portion of the annual cash retainer. A director who elects to defer all or a portion of the cash retainer has the option of deferring the designated amount into common stock equivalent units or into an interest-bearing account (with interest at 120% of the applicable federal long-term rate (AFR) as published by the IRS in January of each plan year), in each case under the Fee Deferral Plan for Directors. The number of common stock equivalent units credited to a director’s account will be determined by dividing any cash being deferred into common stock equivalent units by the average of the high and the low price of the Company’s common stock on the date such fees would have been paid in cash. Deferred stock equivalent units will be paid in the form of shares of the Company’s common stock at the end of the deferral period, but no earlier than the director’s separation from service unless permitted by Section 409A of the Internal Revenue Code. During

the deferral period, common stock equivalent units are credited with dividends, which are paid along with the deferred shares at the end of the deferral period in the form of shares of the Company’s common stock. Amounts deferred into the interest-bearing account will be paid in cash at the end of the deferral period, but no earlier than the director’s separation from service.

Deferral Option for Retainer Equity Awards

Directors may elect to defer receipt of all or a portion of their RSUs. Any deferred RSUs are deferred into common stock equivalent units under the Fee Deferral Plan for Directors. RSUs deferred into common stock equivalent units are paid in the form of shares of the Company’s common stock at the end of the deferral period, but no earlier than the director’s separation from service unless permitted by Section 409A of the Internal Revenue Code. During the deferral period, common stock equivalent units are credited with dividends, which are paid along with the deferred shares at the end of the deferral period in the form of shares of the Company’s common stock.

Share Ownership Guidelines for Directors

The board of directors has adopted share ownership guidelines under which directors are required to own shares of Weyerhaeuser Company common stock valued at five times their cash compensation. Until the ownership requirement has been satisfied, a director may sell shares issuable upon vesting of RSUs to pay the taxes due upon vesting, but must otherwise hold 100% of the net shares granted to him or her. RSUs or cash retainer fees deferred into common stock equivalent units under the Fee Deferral Plan for Directors are included for purposes of determining whether a director has satisfied the share ownership requirement. The Compensation Committee annually reviews the compliance of the directors with the share ownership guidelines.

Director Compensation Review Practices

The Compensation Committee is responsible for annually reviewing the Company’s non-employee director compensation practices in relation to comparable companies. Any changes to be made to non-employee director compensation practices must be recommended by the Compensation Committee for approval by the board of directors. The Compensation Committee reviewed non-employee director compensation at its May 2016 meeting, and recommended the compensation levels described above for 2016. This recommendation was approved by the board of directors at its May 2016 meeting.

BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table shows, as of February 28, 2017, the number of common shares beneficially owned by each current director and named executive officer, and by all current directors and all executive officers as a group, as well as the number of common stock equivalent units owned by each current director and named executive officer and by all current directors and all executive officers as a group under the Company’s deferred compensation plans. Percentages of total beneficial ownership have been calculated based upon 750,968,668 shares, which was the total number of common shares outstanding as of February 28, 2017.

Name of Individual or Identity of Group	Voting and or Dispositive Powers (number of common shares) (1)(2)(3)(4)(5)(6)(7)	Percent of Class (common shares)	Common Stock Equivalent Units (8)
Patricia M. Bedient	721,206	*	74,515
Adrian M. Blocker	110,570	*	—
David P. Bozeman	6,393	*	—
Mark A. Emmert	9,846	*	21,788
Russell S. Hagen	123,313	*	—
Rick R. Holley	1,002,265	*	—
Rhonda D. Hunter	129,717	*	16,340
John I. Kieckhefer	6,479,295	*	179,960
James A. Kilberg	64,877	*	—
Sara Grootwassink Lewis	12,406	*	7,450
Thomas Lindquist	217,527	*	—
John F. Morgan, Sr.	39,786	*	—
Nicole W. Piasecki	193,974	*	59,086
Marc F. Racicot	26,788	*	—
Lawrence A. Selzer	20,388	*	—
Doyle R. Simons	677,945	*	13,478
Catherine I. Slater	138,928	*	—
D. Michael Steuert	14,620	*	62,062
Kim Williams	18,977	*	60,129
Charles R. Williamson	27,514	*	137,627
Directors and executive officers as a group (19 persons)	9,026,204	1.2	562,884

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days after February 28, 2017 pursuant to outstanding stock options, as follows: Ms. Bedient, 537,903 shares; Mr. Blocker, 82,462 shares; Mr. Hagen, 60,800 shares; Mr. Holley, 448,000 shares; Ms. Hunter, 98,356 shares; Mr. Simons, 479,037 shares; Ms. Slater, 112,505 shares, and of the directors and executive officers as a group, 1,221,216 shares.

(2)	For all executive officers as a group, includes a total of 1,011 shares representing the number of RSUs that vest within 60 days after February 28, 2017.

(3)	For all executive officers as a group, includes a total of 2,018 shares representing the number of PSUs that vest within 60 days after February 28, 2017.

(4)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 5,161,121 shares; and Ms. Piasecki, 148,754 shares.

(5)	Beneficial ownership of the common shares is disclaimed by certain of the persons listed as follows: Mr. Kieckhefer, 5,507,493 shares and Ms. Piasecki, 155,648 shares.

(6)	Includes RSUs granted to the directors May 20, 2016 that will vest and be payable on May 20, 2017 in shares of the Company’s common stock, together with dividends credited to those shares as of November 18, 2016, as follows: Mr. Bozeman, 4,069 shares; Mr. Emmert, 4,069 shares; Mr. Holley, 6,105 shares; Mr. Morgan, 4,069 shares; Ms. Piasecki, 4,069 shares; Mr. Racicot, 4,069 shares; Mr. Selzer, 4,069 shares; Mr. Steuert, 4,069 shares; Ms. Williams, 4,069 shares; and Mr. Williamson, 4,069 shares.

(7)	Amount shown for Ms. Grootwassink Lewis excludes 7,987 shares of common stock that she deferred under the Plum Creek Deferral Plan, for which Ms. Grootwassink Lewis does not have voting or dispositive power. Ms. Grootwassink Lewis maintains an economic and pecuniary interest in these shares.

(8)	Common stock equivalent units held as of February 28, 2017 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers. The common stock equivalent units will be repaid to the director at the end of the deferral period in the form of shares of Company common stock.

OWNERS OF MORE THAN 5% OF THE COMPANY’S COMMON SHARES

The following table shows the number of common shares held by persons known to the Company to beneficially own more than five percent of its outstanding common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
BlackRock, Inc.	53,433,793(1)	7.12%
55 East 52nd Street New York, NY 10022
The Vanguard Group	46,319,568(2)	6.17%
100 Vanguard Blvd. Malvern, PA 19355

(1)	Based on a Schedule 13G/A dated January 27, 2017 in which BlackRock, Inc. reported that as of December 31, 2016 it had sole voting power over 46,834,856 shares, shared voting power over 1,188 shares, sole dispositive power over 53,432,605 shares and shared dispositive power over 1,188 shares.

(2)	Based on a Schedule 13G/A dated February 9, 2017 in which The Vanguard Group reported that as of December 31, 2016 it had sole voting power over 1,173,757 shares, shared voting power over 136,420 shares, sole dispositive power over 45,007,832 shares and shared dispositive power over 1,311,736 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to file reports of their ownership of Company stock, and of changes in such ownership, with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports in its possession and written representations from reporting persons, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2016, except that one untimely Form 4 report was filed on behalf of Jeanne M. Hillman, the Company’s chief accounting officer, reporting one transaction involving her acquisition of Weyerhaeuser common shares in connection with the Plum Creek merger.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE SUMMARY

Weyerhaeuser’s executive compensation programs are designed to align the interests of our executive officers with those of our shareholders. Our compensation philosophy is to provide market-competitive programs that ensure we attract and retain world-class talent, with pay directly linked to the achievement of short- and long-term business results. The Compensation Committee reviews executive compensation program components, targets and payouts on an annual basis to ensure the strength of our pay-for-performance alignment.

2016 Business Highlights

●	We completed the merger with Plum Creek, creating the world’s premier timber, land and forest products company, with more than 13 million acres of productive and diverse timberland.
●	We completed the sale of our Cellulose Fibers business for $2.5 billion.
●

We generated net earnings of $1.027 billion. We also generated net earnings from continuing operations attributable to common shareholders of $393 million, or $534 million before special items,* on net sales of $6.4 billion.

●	We increased full year Adjusted EBITDA by over 50% to nearly $1.6 billion.*

*	Represents a measure of performance that is calculated and presented other than in accordance with generally accepted accounting principles (“GAAP”). See Appendix A for an explanation of these non-GAAP measures, a full reconciliation of these non-GAAP results to our GAAP Net Earnings results, and a brief discussion of why we use these non-GAAP performance measures.

●	We captured our merger cost synergies faster than expected, and increased our run rate target by 25% to $125 million.
●	We delivered on our 2016 operational excellence targets.
●	We returned over $2 billion to shareholders through the repurchase of our common shares.
●	We returned $932 million to common shareholders through dividends.
●	Our five-year total shareholder return (“TSR”) was 90%, which was the 42nd percentile compared to the TSR of the S&P 500 over the same period.
●	We were named to the Dow Jones Sustainability World Index for the sixth straight year.
●	We were named one of the “World’s Most Ethical Companies” by the Ethisphere Institute for the fifth year in a row.

Executive Compensation Practices

Our leading practices include:

✓	Stock ownership guidelines for the CEO (6 times salary) and senior vice presidents (2 times salary). Senior officers who have not yet accumulated the required ownership level must hold 75% of the net shares remaining after vesting of restricted stock units (“RSUs”) and performance share units (“PSUs”).
✓	An executive compensation program designed and managed to mitigate undue risk.
✓	A “clawback” policy for incentive compensation recovery.
✓	A policy prohibiting hedging and pledging of company stock by directors and officers.
✓	An independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), which advises the Compensation Committee.
✓	“Double trigger” accelerated vesting of our long-term incentive equity awards upon a change of control.
✓	No executive perquisites other than limited relocation-related benefits.

Compensation Highlights

Pay for Performance. Our compensation program is designed to reflect a strong pay-for-performance alignment that will result in superior financial results and create long-term value for shareholders. We tie pay to performance by measuring individual, business and company performance; using performance to differentiate the amount of incentive compensation; and allocating more reward dollars to higher performers.

Annual Incentive Plan. Our short-term annual incentive plan is funded based primarily on the absolute financial performance of each individual business against pre-determined targets and partly based on the performance of the business against certain pre-determined metrics relating to operational excellence, such as financial and competitive performance, cost competitiveness, reliability, cash generation and performance against strategic goals such as people development. Based on their absolute financial performance and performance against their business metrics, bonuses for each business segment funded at the following levels in 2016:

Business Segment	Funding Times Target
Timberlands	1.25
Real Estate, Energy & Natural Resources	1.35
Wood Products	1.75
Corporate Staff	1.47

As a result of our financial performance and achievement of several strategic goals in 2016, the current named executive officers employed at year-end received payments under our annual incentive cash bonus plan ranging from 148.7% to 183.9% of target levels for 2016. These strategic goals included completion of the Plum Creek merger and related integration activities, completion of the Cellulose Fibers divestiture, execution of our share repurchase program and other strategic capital allocation initiatives, exceeding our cost synergy savings targets and significant progress against our operational excellence and people development goals. For more discussion, see “Compensation Components—Determination of Compensation—Short-Term Incentive Plan” on page 27.

Long-Term Incentive Plan. Long-term incentive grants for executive officers in 2016 included a mix of forms of equity, with 50% of the value of the award granted as PSUs, 25% of the value granted as stock options, and 25% of the value granted as RSUs, consistent with the long-term incentive grant mix since 2011. The Compensation Committee has decided to eliminate stock options from long-term incentive grants, beginning with the 2017 long-termincentive compensation grant cycle. PSUs granted in 2016 will be earned within a range from 0 to 150% of the target number of PSUs based on three independent performance measures: the

Company’s three-year total shareholder return (“TSR”) relative to companies in the S&P 500 Index (35% weighting); the Company’s three-year TSR relative to a designated industry peer group (35% weighting); and achievement of a cost synergy target in connection with the Plum Creek merger over a one-year period (30% weighting). The Company’s performance against each performance goal will be measured separately to determine actual percentile performance and the corresponding PSU payout percentage, multiplied by the appropriate weighting factor. For more discussion, see “Compensation Components—Determination of Compensation—Long-Term Incentive Compensation” on page 31.

Shareholder Engagement

Shareholder Communication.

We believe that maintaining an active dialogue with our shareholders is important to our long-term success. We value the opinions of our shareholders and other stakeholders and welcome their views throughout the year on key issues, such as portfolio strategy, capital allocation, corporate governance, transparent public disclosure, sustainability, corporate social responsibility and compensation.

How the Compensation Committee Considered the 2016 Advisory Vote on Our Executive Compensation Program.

We received a level of support greater than 95% in 2016 for our shareholder advisory vote on “say-on-pay” and a 97% level of support in 2015. In general, we believe our shareholders support our overall compensation philosophy, programs and practices. Our Compensation Committee and board of directors value the opinions of our shareholders and consider those opinions when making compensation decisions. To the extent we receive a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

NAMED EXECUTIVE OFFICERS

Our named executive officers (“NEOs”) for 2016 were:

Executive Officer	Title
Doyle R. Simons	President and Chief Executive Officer
Russell S. Hagen	Senior Vice President and Chief Financial Officer
Patricia M. Bedient	Former Executive Vice President and Chief Financial Officer
Adrian M. Blocker	Senior Vice President, Wood Products
Rhonda D. Hunter	Senior Vice President, Timberlands
James A. Kilberg	Senior Vice President, Real Estate, Energy & Natural Resources
Thomas M. Lindquist	Former Executive Vice President, Real Estate, Energy & Natural Resources
Catherine I. Slater	Former Senior Vice President, Cellulose Fibers

COMPENSATION PHILOSOPHY AND PRINCIPLES

Our compensation philosophy is to motivate and reward employees for performance that will result in superior financial results and create long-term value for shareholders. We do this by generally targeting base pay at or slightly below the competitive median and targeting incentive pay, which is tied directly to performance, at or slightly above the competitive median. We tie pay to performance by:

●	measuring individual, business and company performance;
●	using performance to differentiate the amount of incentive compensation; and
●	allocating more reward dollars to higher performers.

Our goal is to ensure Weyerhaeuser’s executive compensation programs are competitive and support key financial, strategic and human resources objectives. These include:

●	attracting and retaining highly skilled executives;
●	tying total compensation opportunities to the achievement of the Company’s short- and long-term financial and strategic goals; and
●	enhancing the commonality of interests between management and shareholders by encouraging executives to think and behave like owners.

The following key compensation principles guide the design and administration of the Company’s compensation program:

●	maintain total compensation opportunities at market-competitive levels;
●	clearly communicate desired behavior and use incentive pay to reward the achievement of performance goals;
●	provide a broad range of payout opportunities based on performance; and
●	design simple pay programs to ensure employee understanding.

Total Compensation

To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and that supports the execution of our business strategies, we use a range of compensation components. The combination and the amount of each component are influenced by the role of the executive in the Company, market data, and the total value of all the compensation and benefits available to the executive. Following is a summary of our compensation program for executive officers for 2016. Beginning in 2017, stock options will no longer be included in our long-term incentive program.

Element	Objectives and Basis	Form
Base salary	Provide a minimum fixed level of compensation that is competitive for each role	Cash
Annual cash incentives	Annual incentive to drive company, business unit and individual performance	Cash
Long-term incentives	Long-term incentive to drive company performance, align executives’ interests with shareholders’ interests, and retain executives through long-term vesting and potential wealth accumulation	PSUs, stock options and RSUs
Special bonuses	Reward extraordinary performance and attract and retain top talent for key roles within the organization	Cash or equity
Retirement benefits	Provide means to save for retirement	Eligibility to participate in a tax-qualified defined benefit pension plan, a tax-qualified defined contribution 401(k) plan, and a non-qualified supplemental retirement plan
Deferred compensation benefits	Allow executives to defer compensation on a tax-efficient basis	Eligibility to participate in a deferred compensation plan
Medical and other benefits	Provide competitive benefits package that generally includes benefits offered to all employees	Health and welfare plans, and other broad-based employee benefits

Compensation Mix

We seek to accomplish our executive compensation goals through an appropriate mix of short-term and long-term compensation, by providing a larger percentage of our executive officers’ total compensation opportunity in the form of equity compensation, and by ensuring that a significant portion of our executive officers’ total pay opportunity is in the form of performance-based compensation. The following discussion concerns total compensation mix for 2016, which included the use of stock options as a portion of long-term incentive compensation.

The following charts illustrate 2016 target compensation for Mr. Simons and an average for all other NEOs by type of compensation. A significant portion (approximately 71% and 65%, respectively) of the total target compensation of our CEO and our NEOs is performance-based.

●

Fixed vs. performance-based compensation. We believe our mix of fixed (primarily base salary and RSUs) and performance-based compensation (primarily annual cash incentive plan, PSUs and stock options (eliminated in 2017)), with a significant weighting toward performance-based compensation at the executive officer level, supports the Company’s overall pay-for-performance culture and drives superior business performance. The percentage of an employee’s compensation opportunity that is performance-based, versus fixed, is based primarily on the employee’s role in the Company. In general, employees with more ability to directly influence overall Company and business segment performance have a greater portion of variable, performance-based pay at risk through short- and long-term incentive programs.

●

Short-term vs. long-term compensation. We believe our mix of short-term (primarily base salary and annual cash incentive plan) and long-term incentives (primarily PSUs, stock options (eliminated in 2017) and RSUs), with a significant portion of total compensation provided through long-term incentives for our executive officers, encourages focus on both long-term strategic objectives and shorter-term business objectives without introducing excessive risk. In general, employees with more ability to directly influence overall Company and business segment performance have a greater portion of their overall compensation provided through long-term incentives.

●

Cash vs. equity compensation. We believe our mix of cash (primarily base salary and annual cash incentive plan) and equity compensation (primarily PSUs, stock options (eliminated in 2017) and RSUs), with a significant portion of each executive officer’s total compensation opportunity coming through equity incentive grants, closely aligns the interests of our executive officers with those of our shareholders. In general, employees with more ability to directly influence overall Company and business segment performance have a greater portion of total pay opportunity provided through equity incentive programs.

Performance Management

Our policy is to reward achievement of specific financial, strategic and individual performance goals. We use an annual Performance Management Process (“PMP”) for our employees to assess individual performance. In the PMP process, each employee, including each of our NEOs, establishes his or her performance goals at the beginning of the year in consultation with the employee’s manager. The CEO’s performance goals are recommended by the Compensation Committee and approved by the board of directors. We assess the employee’s performance against these performance goals. Performance goals may include a broad spectrum of metrics aligned with achieving our vision, such as safety results, workforce effectiveness, financial and operating results, people development, governance and corporate responsibility, environment and sustainability, and customer value delivery. At the end of the year, the employee’s performance is assessed against these multiple goals, which results in an aggregate ranking of “exceeds,” “achieves” or “below.” The employee’s individual performance ranking is one important factor in decisions regarding compensation. The Compensation Committee and the board of directors review the CEO’s performance against his goals annually.

Key performance goals for our NEOs in 2016 were principally in the areas of: cash flow generation, return on net assets (“RONA”), operational excellence, merger synergy goals, relative competitive performance, capital effectiveness, strategic priorities, safety, workforce effectiveness, and people development. Mr. Simons’ principal individual performance goals for 2016 were based on the three key levers on which the Company is focused to drive shareholder value—portfolio, performance and capital allocation—as well as growth and achievement against the Company’s vision. For 2016 compensation decisions, each of our NEOs was determined to have performed at the level of “achieves” or above in relation to his or her performance goals.

Forms of Long-Term Incentive Compensation

In 2016, grants under our long-term incentive program for senior officers, including our NEOs, included a mix of forms of equity, with 50% of the value of the award granted as PSUs, 25% of the value granted as stock options and 25% of the value granted as time-vested RSUs. This mix puts more compensation at risk for senior executives and provides for greater rewards if superior performance is generated. Beginning in 2017, stock options have been eliminated and the mix of long-term incentive compensation will be 60% of the value granted as PSUs and 40% granted as time-vested RSUs. In light of the Company’s strategic transformation of its asset portfolio and increased focus on increasing cash flow and the dividend, the Compensation Committee decided that the long-term incentive program should better reflect, and align with, the way we deliver value to our shareholders. The Compensation Committee believes that, for REITs, which pay a large portion of annual earnings to shareholders in the form of dividends, stock options do not effectively capture the way we create value for our shareholders. This change in practice also takes into account that the vast majority of REITs do not use stock options in their long-term incentive programs, opting instead to use varying combinations of performance share plans and restricted stock unit grants.

Market Positioning

The Company uses comparative executive compensation data publicly available from a designated peer group of companies in combination with executive compensation survey data to evaluate the competitiveness of our executive compensation program. We use this data to design our program to focus executive officers on meeting Company performance objectives. Our objective is to set total target compensation and benefit levels within the median range of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices as established by the peer group described below to help the Company attract and retain talented executives and incentivize them to produce superior long-term shareholder returns.

We review market compensation levels to determine whether total target compensation for our executive officers remains in the targeted median pay range and make adjustments when needed. This assessment includes evaluation of base salary, annual incentive opportunities and long-term incentives. In addition, we review other rewards such as health benefits and retirement programs relative to the market. We also review the competitive performance of our peers to help establish performance targets for incentive plans and to assess appropriate payout levels for performance. In analyzing this information, we compare the pay of individual executives if we believe the positions are sufficiently similar to make meaningful comparisons and we consider each executive’s level of responsibility, prior experience, job performance, contribution to the Company’s success and results achieved. We do not target a specific percentile in the range of comparative data for each individual or for each component of our compensation program. The Compensation Committee exercises its business judgment and discretion and does not apply formulas or assign factors specific mathematical weights.

For the market assessment conducted in 2015 to help the Compensation Committee set 2016 executive target pay opportunities, total target compensation for our NEOs relative to similarly situated executive officers in the competitive market was within the median range. See “Compensation Components” below for details.

Peer Group

When establishing target pay opportunities for our NEOs for 2016, the Compensation Committee reviewed competitive market data in 2015 for the following group of comparator companies, comprised of basic materials and manufacturing companies and REITs:

Company	Revenue(1) ($MM)	Market Cap(2) ($MM)
Air Products & Chemicals, Inc. (APD)	$9,895	$28,029
Alcoa Inc. (AA)	$22,534	$12,931
American Tower Corp (AMT)	$4,538	$41,065
AvalonBay Communities, Inc. (AVB)	$1,867	$25,203
Boston Properties, Inc. (BXP)	$2,503	$19,587
Crown Castle International Corp. (CCI)	$3,795	$28,855
Eastman Chemical Company (EMN)	$9,772	$10,032
Equity Residential (EQR)	$2,706	$29,720
General Growth Properties, Inc. (GGP)	$2,555	$24,006
International Paper Company (IP)	$22,865	$15,629
Nucor Corporation (NUE)	$17,986	$12,880
Potash Corp of Saskatchewan Inc. (POT)	$6,303	$14,264
PPG Industries, Inc. (PPG)	$15,341	$26,609
Prologis Inc. (PLD)	$2,166	$22,503
Public Storage (PSA)	$2,433	$42,891
The Mosaic Company (MOS)	$9,111	$9,726
Vornado Realty Trust (VNO)	$2,784	$18,847
WestRock Company (WRK)	$11,381	$11,617
75th Percentile	$11,010	$27,674
50th Percentile	$5,420	$21,045
25th Percentile	$2,593	$13,264
Weyerhaeuser Company (WY)	$8,500	$23,611

(1)	4Qs of revenue closest to 2015 calendar year-end

(2)	As of 12/31/2015

Each year the Compensation Committee, working with its independent compensation consultant, reviews the composition of the peer group and determines whether any changes should be made. For 2016, changes were made to the peer group to reflect the Company’s increased size and scope of operations following the Plum Creek merger. Five large-cap REIT companies were added to the previous year’s peer group and six were removed. Four of those removed were no longer comparable to the Company based on revenue or market capitalization, and two were eliminated because of merger and acquisition activity, including Plum Creek. In addition to reviewing the current pay practices of these peer companies, the Compensation Committee reviews various pay surveys, including surveys of pay practices of forest products companies and comparably-sized manufacturing companies as well as general industry data for similarly-sized companies. The peer group and survey data are generally reviewed separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.

COMPENSATION COMPONENTS—DETERMINATION OF COMPENSATION

Base Salary

Base salary is the principal fixed element of executive compensation. In setting base salaries for executives, our Compensation Committee generally targets base salary to be at or slightly below the median level for the applicable role among the peer group companies described above. We also consider other factors to allow us to meet our objective of attracting and retaining critical talent, such as the Company’s performance, the executive’s individual performance, and his or her experience and potential to assume roles with greater responsibility. The Compensation Committee reviews executive salaries on an annual basis. Increases in salaries generally are based on the market level salary for the role in which the executive serves, individual performance assessments, overall Company budgets and specific talent needs. Based on the competitive assessment conducted in late 2015, Mr. Simons’ 2016 base salary was below median to reflect the Company’s general philosophy to have a greater portion of the CEO’s total pay at risk through short-and long-term incentive programs. Base salaries for each of Mr. Blocker, Ms. Hunter, Ms. Bedient and Ms. Slater were within the median range. Base salary for Mr. Lindquist was, at the time of the Plum Creek merger, within the competitive range of pay relative to his new role with the Company. During 2016, base salaries for Messrs. Hagen and Kilberg were adjusted to reflect their new responsibilities with the Company following the Plum Creek merger and to bring their salaries within the market median range for their new positions.

Base salaries for our NEOs in 2016 were:

Named Executive Officer	Percentage Increase Over 2015	2016 Base Salary
Doyle R. Simons	0%	$1,000,000
Russell S. Hagen	—	$550,000
Patricia M. Bedient	0%	$640,000
Adrian M. Blocker	7.55%	$570,000
Rhonda D. Hunter	7.55%	$570,000
James A. Kilberg	—	$542,000
Thomas M. Lindquist	—	$645,000
Catherine I. Slater	7.55%	$570,000

Short-Term Incentive Plan

Our Annual Incentive Plan (“AIP”) is an annual cash bonus plan designed to:

●	motivate our executive officers, including our NEOs, and other participants to generate strong financial performance and achieve our strategic goals;
●	link pay to performance; and
●	attract and retain top talent employees.

Each AIP participant is assigned a target bonus opportunity that reflects competitive practices in the market for similar positions. The AIP is funded based on achieving the pre-established financial performance and business scorecard measures described below. The actual bonus amounts awarded to individual employees are based on the level of plan funding and the individual employee’s individual performance against his or her performance goals. Executives with a performance rating of “achieves” will generally receive an award at or near the bonus level funded by financial and business performance.

AIP Performance Measures and Plan Mechanics

For 2016, the AIP focused on the performance of the Company’s three business segments: Timberlands, Real Estate, Energy & Natural Resources, and Wood Products. Real Estate, Energy & Natural Resources was added to the AIP performance measures for 2016 because it is a new business segment of the Company, while the Cellulose Fibers business segment was eliminated for 2016 because it was under strategic review and held for sale. We view each of the Company’s businesses separately to optimize the performance of each business. The AIP is designed to be easy for employees to understand and give them a clear view of the effect of their business improvement efforts on their compensation.

AIP funding is calculated using financial performance metrics and business scorecard metrics, with the financial performance metrics weighted 70% and the business scorecard metrics weighted 30%.

Employees of each business segment, including the executive officer leading a segment, receive bonuses under the AIP based on:

●

the performance of the business against its financial performance metrics targets, which are funds from operations (“FFO”) for Timberlands and Real Estate, Energy & Natural Resources combined, and return on net assets (“RONA”) for Wood Products;

●	the performance of the business against its business scorecard metrics; and
●	the performance of each employee against his or her individual performance goals.

The CEO and staff function employees, including the Chief Financial Officer, receive annual bonuses based on a weighting of actual funding of the AIP for the business segments—40% for Timberlands, 20% for Real Estate, Energy & Natural Resources, and 40% for Wood Products—modified by the performance of the individual employee against his or her performance goals. This funding mechanism is designed to make the CEO accountable for the results of all of our businesses and to focus corporate staff efforts on helping each of the businesses be successful.

Earnings before interest and taxes (“EBIT”) is used in our calculations of FFO and RONA and is defined as net earnings, less earnings from discontinued operations and interest income, plus income tax expense and interest expense, net of capitalized interest.

FFO is defined as EBIT, less gains on Section 1031 exchanges and large asset sales, plus depletion, depreciation and amortization, plus the net book value from cash land sales, and less fertilizer spending. We use FFO as a performance measure for the Timberlands and the Real Estate, Energy & Natural Resources businesses because it is a commonly used metric by real estate investment trusts (REITs) to measure operating performance.

FFO is intended to focus participants on generating cash flow, which supports the Company’s focus on a growing and sustainable dividend for shareholders.

RONA is defined as EBIT divided by average net assets. We define net assets for Wood Products as total segment assets less cash and cash equivalents and current liabilities. We use RONA as the principal performance measure for our Wood Products business because of its strong link over time to total shareholder return in the basic materials sector and for Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through increasing revenues and controlling costs. In addition, use of this measure reinforces the importance of making capital investments that will improve the Company’s overall returns.

While we report our financial results in accordance with U.S. GAAP, for the reasons described above we base our incentive programs’ financial targets, including the AIP, on non-GAAP financial measures such as FFO and RONA.

The Compensation Committee has discretion to adjust the FFO or RONA calculations for special items as appropriate. For AIP purposes in 2016, we excluded asset impairments and equity earnings from joint ventures.

Financial Performance Metrics

The 2016 financial performance metrics for AIP funding:

●	for the Timberlands and Real Estate, Energy & Natural Resources businesses, were based on the combined FFO achieved by the two businesses;
●	for the Wood Products business, was based on RONA; and
●

for the CEO and staff function employees, were based on a weighting of actual funding of the AIP for the three businesses—40% for Timberlands, 20% for Real Estate, Energy & Natural Resources and 40% for Wood Products.

Targets for the financial performance metrics are established by the Compensation Committee at the beginning of each plan year and are not subject to adjustment by management. The Compensation Committee determines the level of FFO and RONA performance necessary for funding the threshold, target and maximum levels, which represent funding at 20%, 100% and 200% of target levels, respectively. If the applicable FFO result (for Timberlands and Real Estate, Energy & Natural Resources businesses combined) or RONA result (for Wood Products) is below the threshold, the funding level for this portion of the AIP is 0%. Targets for the AIP’s financial performance metrics are established based on a variety of factors:

●

The near-term outlook, prior year performance and competitive position influences the performance goal set for target funding for the Timberlands and the Real Estate, Energy & Natural Resources businesses.

●	The cost of capital and competitive position influences the performance goal set for target funding for the Wood Products business.
●	Internal benchmarks of outstanding performance influence the performance goal set for maximum funding.

For 2016, the Compensation Committee set a combined FFO target for the Timberlands and Real Estate, Energy & Natural Resources businesses and a RONA target for the Wood Products business at the following levels:

	Metric	Threshold (20% of Target Funding)	Target (100% of Target Funding)	Maximum (200% of Target Funding)
Timberlands	FFO	$811M	$1,014M	$1,268M
Real Estate, Energy & Natural Resources
Wood Products	RONA	6%	12%	22%

For 2017, FFO is being replaced by a new performance measure for the Timberlands and Real

Estate, Energy & Natural Resources segments: earnings before depreciation, depletion, amortization,

basis of real estate sold, pension and postretirement costs not allocated to business segments and special items, or “Adjusted EBITDA”. The Compensation Committee made this change to use Adjusted EBITDA because it believes it aligns this important incentive compensation program with the way the Company evaluates and reports its performance to shareholders.

Business Scorecard Metrics

The remainder of the AIP funding determination (30%) is based on the performance of each business against certain controllable business metrics approved in advance by the Compensation Committee (the “business scorecard”). The business scorecard metrics measure performance against achievement of the Company’s vision in areas such as operational excellence and people development, financial and competitive performance, cost competitiveness and performance against strategic goals and priorities.

Bonus Opportunities Under the AIP

At the beginning of the year, each AIP participant, including each of our NEOs, was assigned a target bonus opportunity that reflected competitive practices in the market for similar positions. Target bonus opportunities in 2016 were 150% of base salary for our CEO and 85-90% of base salary for all other NEOs. Under the AIP, the bonus for each executive officer can range from 0% to 300% of the target incentive value. Funding based on the financial performance and business scorecard metrics ranges from 0% to 200% of target. Based on individual performance, such funded amounts may be modified by 0 to 150%, i.e., decreased to 0% of target or increased up to a maximum of 300% of target value. Targets set for the NEOs were based on competitive market practices and designed to focus the executive on financial performance, operational excellence and people development.

AIP Bonus Allocation Process

After the end of each plan year, the Compensation Committee approves the funding for the AIP based on the performance of each business against its pre-determined financial performance metrics and business scorecard metrics. The bonus opportunities for executive officers are adjusted up or down from each officer’s target opportunity based on the level of funding achieved (e.g., 50%

funding would reduce an officer’s target opportunity by half). Funded awards are allocated to executive officers based on each officer’s individual performance rating against his or her pre-established performance goals, based on a qualitative and quantitative assessment of performance (see “Compensation Philosophy and Principles—Performance Management”) and other individual performance criteria. In general, an executive officer with a performance rating of “achieves” receives an annual incentive award at or near his or her funding-adjusted individual target level. Similarly, an executive officer with an “exceeds” rating may receive an annual incentive award greater than his or her individual funding-adjusted target level and an executive officer with a “below” rating will typically receive less than the individual funding-adjusted target incentive opportunity.

The board of directors determines the bonus to be paid to our CEO based on the recommendation of the Compensation Committee. The Compensation Committee determines the bonuses to be paid to executive officers based on recommendations by our CEO and chief human resources officer.

For 2016, the Compensation Committee also established overall performance measures of cash flow (net cash from operations meets or exceeds $500 million) and earnings per share (“EPS”) (diluted net earnings attributable to Weyerhaeuser common shareholders meets or exceeds $0.50). These pre-established objective performance measures were established to qualify bonuses to covered employees as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code. See “Other Factors Affecting Compensation—Limitations on Deductibility of Compensation for AIP Awards” below for more information. Achievement of the cash flow and EPS performance measures established the maximum award level for each NEO. Once either performance measure is met, the actual payouts of short-term incentives are based on consideration of the performance measure under the AIP and the exercise of negative discretion by the Compensation Committee. In determining actual 2016 payouts for our NEOs, the Compensation Committee first confirmed that the cash flow and EPS performance measures were attained. Failure to attain at least one of these measures would have resulted in forfeiture of each NEO’s entire AIP bonus opportunity.

AIP Funding and Allocation Illustration

Individual AIP awards are calculated as follows (the amounts correlate to Mr. Simons’ 2016 AIP funding calculations):

For 2016, AIP funding multiples were as follows:

Business (Financial Measure)	Financial Performance Metrics		Business Scorecard Metrics
	2016 Financial Results	Funding Multiple [A]	2016 Scorecard Results	Funding Multiple [B]	2016 Total Funding Multiple [A+B]
Timberlands (1)	$ 1,037MM	0.75	High Achieves	0.50	1.25
Real Estate, Energy & Natural Resources (1)	$ 1,037MM	0.75	Exceeds	0.60	1.35
Wood Products (2)	32%	1.40	Achieves	0.35	1.75
Chief Executive Officer, Chief Financial Officer and other staff functions (3)	—	1.01	—	0.46	1.47

(1)	Based on a combined FFO for Timberlands and Real Estate, Energy & Natural Resources.

(2)	Based on segment RONA.

(3)	Based on performance of Timberlands, Real Estate, Energy & Natural Resources, and Wood Products (weighted for each segment at 40%, 20% and 40%, respectively).

AIP bonus targets and actual payout amounts for our NEOs in 2016 were:

Executive Officer	Target Bonus (% of Base Salary)	Target Bonus Amount ($) [A](1)	Total Funding Multiple [B]	Adjustment Based on Performance Rating ($) [C]	2016 Bonus Earned ($) [(A x B) + C]	2016 Bonus Earned (% of Target)
Doyle R. Simons	150%	$1,500,000	1.47	$195,000	$2,400,000	160.0%
Russell S. Hagen (2)	85%	$427,903	1.47	$93,983	$723,000	169.0%
Adrian M. Blocker	85%	$484,500	1.75	$43,125	$891,000	183.9%
Rhonda D. Hunter	85%	$484,500	1.25	$152,375	$758,000	156.4%
James A. Kilberg (2)	85%	$421,679	1.35	$57,734	$627,000	148.7%
Patricia M. Bedient (3)	85%	$272,000	1.47	$0	$399,840	147.0%
Thomas M. Lindquist (4)	90%	$289,455	1.00	$0	$289,455	100.0%
Catherine I. Slater (5)	85%	$443,463	1.00	$0	$443,463	100.0%

(1)	Target Bonus Amounts shown for Ms. Bedient, Mr. Lindquist and Ms. Slater represent prorated target amounts based on their time in service with the Company during 2016.

(2)	Amounts shown for Messrs. Hagen and Kilberg exclude $25,547 and $27,382, respectively, representing one-twelfth of the annual bonus earned under the former Plum Creek Annual Incentive Plan, calculated at target level performance, paid to them in accordance with the terms of the Plum Creek merger. Mr. Kilberg assumed his current position on April 11, 2016.

(3)	Ms. Bedient was paid a prorated bonus based on her time in service with the Company during 2016.

(4)	Mr. Lindquist was paid a prorated bonus at target performance level in accordance with the terms of his Plum Creek change of control agreement.

(5)	Ms. Slater was paid a prorated bonus at target performance level in connection with the terms of the Company’s divestiture of its Cellulose Fibers business.

The AIP bonus for each of Messrs. Blocker, Hagen, Kilberg and Simons and Ms. Hunter was above target in part because the funding multiple applicable to their respective AIP opportunities exceeded target based on business performance. The 2016 funding multiple for Messrs. Simons and Hagen was 1.47, based on the performance of the Timberlands, Real Estate, Energy & Natural Resources and Wood Products segments. The 2016 funding multiple for Ms. Hunter was 1.25, based on the performance of the Timberlands segment. The 2016 funding multiple for Mr. Blocker was 1.75, based on the performance of the Wood Products segment. The 2016 funding multiple for Mr. Kilberg was 1.35, based on the performance of the Real Estate, Energy & Natural Resources segment.

Mr. Simons’ AIP bonus was further increased based on his vision and execution with respect to key strategic matters, including the merger with Plum Creek and the divestiture of the Cellulose Fibers business, as well as his continued strong leadership in driving significant progress against the Company’s operational excellence and people development goals in 2016. Ms. Hunter’s AIP bonus was further increased to recognize her extraordinary leadership in combining the Weyerhaeuser and Plum Creek timberlands organizations and driving operational synergies and operational excellence efforts. Mr. Blocker’s AIP bonus was further increased to recognize his continued strong leadership in driving operational excellence improvements and people development, as well as the integration of the Plum Creek wood products mills. Mr. Kilberg’s AIP bonus was further increased to recognize his extraordinary leadership in implementing the asset value optimization process, or “AVO”, on the legacy Weyerhaeuser lands, as well as building a working relationship between his organization and the Timberlands business. Mr. Hagen’s AIP bonus was further increased to recognize his leadership in the integration of Plum Creek, the divestiture of the Cellulose Fibers business, the allocation of capital, including the share repurchase program, and identifying and driving cost synergies.

Long-Term Incentive Compensation

Each year, target long-term incentive award opportunities are set for each of the Company’s executives, including our NEOs. Target award opportunities generally are set at or above the median of peer companies, reflecting the Company’s desire to have a greater proportion of pay tied to performance and long-term shareholder value. Grants of long-term incentives are not guaranteed. In addition, these opportunities may be increased or decreased based on the executive officer’s performance rating using the criteria described in “Compensation Philosophy and Principles—Performance Management.” Participants do not receive an equity grant if performance against their performance goals does not meet minimum standards. The Compensation Committee also considers competitive market conditions, expected future contributions to the Company and retention concerns in determining the final grants to executive officers.

Weyerhaeuser makes its annual long-term incentive grants to employees in February of each year at the regular meeting of the Compensation Committee, which typically is within one to two weeks after the Company publicly releases earnings. For executive officers who are hired or promoted during the year, the Compensation Committee considers compensation levels in connection with the board’s appointment of the executive and may approve equity grants for the executive that are effective upon the later of (i) the officer’s start date or the effective date of the promotion or (ii) the date the grant is approved by the Compensation Committee.

For the NEOs other than Messrs. Kilberg, Hagen and Simons, the Compensation Committee’s February meeting date was the effective grant date for the 2016 annual equity grants. Equity grants to Mr. Simons were made on the day following the Compensation Committee meeting at the meeting of the full board of directors. Messrs. Hagen, Kilberg and Lindquist joined the Company in February 2016 following the Plum Creek merger. Grants of 2016 PSUs were subsequently made to Messrs. Hagen and Kilberg by the Compensation Committee at its May 2016 meeting; grants of stock options and RSUs were not included in their 2016 long-term incentive compensation because they had received long-term incentive award grants while employed at Plum Creek, which the Company assumed in connection with the Plum Creek merger. No long-term incentive compensation grants were made to Mr. Lindquist because he was no longer serving as an executive officer of the Company at the time of the Compensation Committee’s May meeting.

Total Long-Term Incentive Compensation Grants

The Compensation Committee established a target level of long-term incentives for each executive officer position relative to the median of competitive market long-term incentive levels. For 2016, the target long-term incentive values for the NEOs were:

Executive Officer	2016 Target Long-Term Incentive Value (1)
Doyle R. Simons	$7,000,000
Russell S. Hagen	$1,030,000
Patricia M. Bedient	$1,592,000
Adrian M. Blocker	$1,550,000
Rhonda D. Hunter	$1,550,000
James A. Kilberg	$1,000,000
Thomas M. Lindquist	—
Catherine I. Slater	$1,550,000
(1)	These amounts reflect the approved target value of long-term incentive compensation granted to each NEO in 2016, other than Messrs. Hagen and Kilberg, who joined the Company in February 2016 following the Plum Creek merger. The amounts shown for Messrs. Hagen and Kilberg represent the value of their respective PSU grants from the Company, but do not include the value of the RSU awards they received from Plum Creek in 2016, which awards were assumed by the Company in the Plum Creek merger. No grants of long-term incentive compensation awards were made to Mr. Lindquist because he was no longer serving as an executive officer of the Company at the time of the Compensation Committee’s May 2016 meeting. The actual grant-date fair values of these grants, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, are shown in the Summary Compensation Table on page 42 and the Grants of Plan-Based Awards for 2016 table on page 44.

For 2016, the long-term incentive awards were granted in the form of PSUs, stock options and time-vested RSUs, with 50% of the value of the award granted in the form of PSUs, 25% of the value in the form of stock options, and 25% of the value in the form of RSUs, except, as previously discussed, long-term incentive grants for Messrs. Hagen and Kilberg were comprised entirely of PSUs. Beginning in 2017, stock options will no longer be a part of the mix of our long-term incentive awards.

Performance Share Unit Awards

PSUs are tied to achievement of the Company’s long-term operational objectives and are designed to align pay and performance, a key Company goal. Weyerhaeuser grants PSUs to executive officers to incent production of superior long-term shareholder returns and achievement of strategic business goals. PSUs align compensation with shareholder interests by focusing the executive officer on long-term shareholder return compared to other large-cap companies, represented by the constituents of the S&P 500 index, and an industry peer group of companies. For the PSUs granted in 2016, performance is measured in part by the Company’s relative shareholder return over a three-year performance period, and in part by achievement of certain cost synergies in connection with the Plum Creek merger over a one-year performance period.

2016 PSUs

A target number of PSUs were granted to the NEOs in 2016, as shown in the following table.

Named Executive Officer	Performance Share Units
Doyle R. Simons	161,670
Russell S. Hagen	29,697
Patricia M. Bedient	36,712
Adrian M. Blocker	35,743
Rhonda D. Hunter	35,743
James A. Kilberg	28,832
Thomas M. Lindquist	—
Catherine I. Slater	35,743

The actual number of PSUs earned may range from 0 to 150% of the target number of PSUs based on three independent performance measures: the Company’s three-year total shareholder return (“TSR”) relative to companies in the S&P 500 Index (35% weighting); the Company’s three-year TSR relative to a designated industry peer group (35% weighting); and achievement of a cost synergy target in connection with the Plum Creek merger over a one-year period (30% weighting). Company performance against each performance goal is measured separately to determine actual percentile performance and the corresponding PSU payout percentage, multiplied by the appropriate weighting factor.

For example, if the Company achieves 50th percentile performance against each of the comparator groups and $150 million in cost synergies, then a participant holding a target award of 1,000 PSUs would earn 1,150 PSU shares as follows: (a) 1,000 x 100% payout x 35% weighting = 350 shares; (b) 1,000 x 100% payout x 35% weighting = 350 shares; and (c) 1,000 x 150% x 30% weighting = 450 shares.

These three independent performance measures ensure that payouts under the PSUs are strongly aligned with shareholder interests. The Company’s relative TSR performance against each of the two comparator groups over a three-year performance period ranges from a threshold minimum of 25th percentile performance to a maximum performance of greater than or equal to 75th percentile performance. The industry peer group of companies includes: Boise Cascade Company, Catchmark Timber Trust, Louisiana-Pacific Corporation, Potlatch Corporation,

Rayonier Inc., St. Joe Company and West Fraser Timber Co. Ltd. Canfor Corporation, Deltic Timber Corporation, Domtar Corporation and International Paper Company were removed from the group because paper companies were no longer relevant to the Company’s business, and Plum Creek was removed from the group due to its merger with the Company. The cost synergy targets range from a threshold minimum of $80 million to a maximum performance of $150 million or greater over a one-year performance period.

Payout percentages at various levels of relative TSR performance and achievement of the cost synergy target for the 2016 PSUs are illustrated in the table below.

TSR Percentile Rank Against Each Peer Group (35% Weighting Each)	Payout % of Target Awards (1)
< 25th percentile	0%
25th percentile	50%
50th percentile	100%
≥ 75th percentile	150%

Cost Synergy Target (30% weighting)	Payout % of Target Awards (1)
< $ 80 M	0%
$80 M	50%
$100 M	100%
≥ $150 M	150%

(1)	Payout percentages for performance above threshold (TSR performance above the 25th percentile and Cost Synergy performance above $80 million) will be linearly interpolated between percentiles and cost synergy dollar targets, in each case with a weighted maximum of 150%.

If the Company declares and pays dividends on the Company’s common stock during the time period when PSUs are outstanding, the PSUs will be credited with the dividends, which will be reinvested in additional units to be paid out in shares if and when the PSUs vest. To the extent the PSUs vest and are paid to participants, the dividends credited to the PSUs will also vest and be paid.

Stock Options

Stock options align executives’ interests with those of shareholders since stock options have realizable value only when the Company’s stock price increases. Stock options have an exercise price equal to 100% of the fair market value of one share of stock on the grant date. Stock options generally have a term of 10 years from the date of grant and vest ratably over 4 years with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date. The value of the stock options granted to our NEOs in 2016 was 25% of the value of the long-term incentive grant, with the specific value of the long-term incentive grant based on the factors described above under “Long-Term Incentive Grants.” The number of stock options granted to each executive is calculated by dividing the intended grant value of the stock options by the Black-Scholes option value (as described in Note 16 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K). In 2016, the following awards of stock options were granted to the NEOs:

Executive Officer	Stock Options
Doyle R. Simons	579,431
Russell S. Hagen (1)	—
Patricia M. Bedient	131,570
Adrian M. Blocker	128,099
Rhonda D. Hunter	128,099
James A. Kilberg (1)	—
Thomas M. Lindquist (1)	—
Catherine I. Slater	128,099

(1)	Messrs. Hagen and Kilberg were not granted stock options because they had been granted long-term incentive awards in February 2016 while employed at Plum Creek, which awards the Company assumed in connection with the Plum Creek merger. No grants of long-term incentive compensation awards were made to Mr. Lindquist because he was no longer serving as an executive officer of the Company at the time of the Compensation Committee’s May meeting.

In February of 2017, the Compensation Committee decided to eliminate stock options from the Company’s executive compensation program. Beginning in 2017, all of the value of our long-term incentive compensation will therefore be comprised of PSUs and RSUs.

Restricted Stock Unit Awards

The Company grants RSU awards to align the interests of executive officers with those of our shareholders by creating a strong incentive to create and preserve long-term shareholder value. Through RSUs, executive officers, like our shareholders, share both the risks and rewards of stock ownership. In addition, RSUs reward total shareholder return, whether delivered through share price appreciation or dividends. The Company believes this is appropriate since, as a REIT, our dividend distribution requirements lead to a significant portion of our total shareholder return being delivered through dividends. Through multi-year vesting, the RSU grants also serve as a strong retention vehicle. RSUs vest ratably over 4 years with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date. During the vesting period, unvested awards are credited with dividend equivalents, which are subject to the same vesting and release schedule as the original RSU awards.

The value of the RSUs granted in February of 2016 to the NEOs, other than Ms. Slater, was 25% of the value of the long-term incentive grant, with the specific value of the long-term incentive grant based on the factors described above under “Long-Term Incentive Compensation.” In 2016, the following RSU awards were granted to the NEOs:

Executive Officer	Restricted Stock Units
Doyle R. Simons	75,905
Russell S. Hagen (1)	—
Patricia M. Bedient	17,236
Adrian M. Blocker	16,782
Rhonda D. Hunter	16,782
James A. Kilberg (1)	—
Thomas M. Lindquist (1)	—
Catherine I. Slater (2)	38,436

(1)	Messrs. Hagen and Kilberg were not granted RSUs because they had been granted long-term incentive awards in February 2016 while employed at Plum Creek, which awards the Company assumed in connection with the Plum Creek merger. No grants of long-term incentive compensation awards were made to Mr. Lindquist because he was no longer serving as an executive officer of the Company at the time of the Compensation Committee’s May 2016 meeting.

(2)	Ms. Slater received two grants of RSUs in 2016 totaling 38,436 units, both of which were subject to ratable vesting over 4 years, with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date. Of that amount, the grant representing 21,654 units was subject to accelerated vesting upon the completion of the Company’s previously announced strategic review and sale of its Cellulose Fibers business, which occurred on December 1, 2016. The Compensation Committee believes these RSU grants were appropriate and in its best interests because it encouraged Ms. Slater, who was expected to play, and did play, a critical role leading the strategic alternatives review process, to remain employed with the Company through the conclusion of the review and sale process.

Other Benefits

All U.S. salaried employees, including executive officers, are eligible for:

●	a tax-qualified defined benefit pension plan, if hired before January 1, 2014;
●

in lieu of participation in a tax-qualified defined benefit pension plan, if hired on or after January 1, 2014 a non-elective employer contribution in a tax-qualified defined contribution 401(k) or savings plan;

●	a tax-qualified defined contribution 401(k) or savings plan;
●	health and dental coverage;
●	disability insurance;
●	paid time off; and
●	paid holidays.

These rewards are designed to be competitive with overall market practices and are in place to attract and retain high-level talent. In addition, executive officers may be eligible to participate in a non-qualified supplemental retirement plan if hired before January 1, 2014, or a supplemental defined contribution retirement plan if hired on or after January 1, 2014, a deferred compensation plan, and to receive other benefits described below.

Supplemental Retirement Plan and Supplemental DC Plan

Executive officers in the U.S. are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”) if hired before January 1, 2014. The Supplemental Plan provides the benefits that were not provided under the qualified defined benefit plan due to compensation limits imposed by Internal Revenue Code Section 401(a)(17) ($265,000 in 2016, subject to adjustment). We provided the Supplemental Plan to our executives because it was a competitive practice within the basic materials industry and the Compensation Committee believed that the Company should provide competitive retirement benefits linked to overall Company performance through the Supplemental Plan. Supplemental Plan benefits are paid from the general funds of the Company, not from the tax-qualified Weyerhaeuser Pension Plan (the “Pension Plan”). Consistent with general market practices, benefits under the Supplemental Plan are determined based on compensation paid in the five consecutive years when the executive officer was paid the highest total compensation during the 10 calendar years before retirement. Total compensation means base salary plus any award under the Company’s eligible annual incentive compensation plans, limited to one times base pay. This amount is multiplied by the formula for determining salaried plan benefits under the Pension Plan. Details of the Supplemental Plan benefits and the amounts accrued to each NEO are found in the Pension Benefits table. Executives and other highly-paid employees hired on or after January 1, 2014 are eligible to participate in the Weyerhaeuser Supplemental Defined Contribution Plan (the “Supplemental DC Plan”). The Supplemental DC Plan is intended to be a replacement plan for participants who are not eligible to receive a benefit under the Pension Plan. The Supplemental DC Plan provides for non-elective employer contributions equal to 5% of bonus pay plus the amount that would otherwise be provided under the tax-qualified defined contribution 401(k) plan if deferred compensation were included in the definition of pay and without regard to the compensation limits imposed by Internal Revenue Code Section 401(a)(17) described above.

Deferred Compensation

Executive officers also are eligible to participate in a deferred compensation plan. The deferred compensation plan provides the opportunity to defer up to 50% of base salary and up to 100% of cash bonuses into an interest-bearing account for payment at a future date. This plan is provided to be competitive in the market for executive talent, and to provide executives with tax planning flexibility at a nominal cost to the Company. The interest credited to deferred compensation plan accounts is determined each year by the Compensation Committee. The current interest rate formula is 120% of the applicable federal long-term rate (AFR) as published by the IRS in January of the plan year. The 2016 rate of 3.21% is not considered to be a preferential return as it is based on the applicable long-term federal rate.

In addition, executive officers can choose to defer all or a portion of cash bonuses into a deferred compensation plan account denominated in Weyerhaeuser common stock equivalent units. The Company applies a 15% premium to the deferred amounts if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser common stock (plus dividends). The purpose of this program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser common stock. Contributions during

2016 and year-end account balances can be found in the Non-qualified Deferred Compensation table.

Additional Benefits

There are no significant additional benefits. Other than limited relocation benefits and limited tax-gross up payments for severance-related health care replacement costs, we do not provide perquisites, nor do we provide vehicles for personal use, personal travel for executives on Company aircraft or any other kind of tax-gross ups.

OTHER FACTORS AFFECTING COMPENSATION

Limitations on Deductibility of Compensation for AIP Awards

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation paid by a public company to its CEO and the three other most highly compensated executive officers (other than the company’s chief financial officer) to $1 million per year. There are exceptions to this limit, such as for performance-based compensation that meets certain requirements that have been approved by our shareholders.

For 2016, the Compensation Committee conditioned annual bonus payments under the AIP for these covered employees on attainment of certain pre-established objective performance measures. If any one of such performance measures were attained, the Compensation Committee was authorized to award a cash bonus under the AIP up to the maximum amount approved by our shareholders under the Weyerhaeuser Company 2013 Long-Term Incentive Plan (“2013 Plan”). This process is intended to qualify the AIP bonus awards as performance-based compensation under Section 162(m) and thereby permit those awards to be fully deductible. However, the requirements of Section 162(m) are complicated and subject to interpretation and change, so these plans may not qualify from time to time. The performance measures adopted by the Compensation Committee for 2016 were:

Cash flow:	net cash from operations meets or exceeds $500 million

EPS:	diluted net earnings attributable to Weyerhaeuser common shareholders meets or exceeds $0.50

The calculation of performance results takes into account certain adjustments based on adjustment criteria established at the beginning of the performance period. The categories of adjustments that were approved by the Compensation Committee relate to items such as significant acquisitions or divestitures, significant litigation or claim judgments or settlements, the effects of changes in tax laws or accounting principles, and extraordinary or non-recurring charges. Based on this adjustment criteria, the results on which the performance measures were based were adjusted to eliminate the effects of specified items. These adjustments were intended to ensure that performance achievement represented the underlying performance of the core businesses. During the first quarter of 2017, the Compensation Committee certified achievement of each of the performance measures that had been established for 2016. The Compensation Committee has the negative discretion to approve bonuses lower than the maximum permitted awards. This permitted the Company to pay the actual bonuses described in this proxy statement based on the processes and criteria discussed under “Compensation Components—Determination of Compensation” above.

In structuring total compensation for our CEO and our other NEOs, the Compensation Committee considers, among other things, whether a form of compensation will be deductible for federal income tax purposes. However, other factors may be of greater importance than preserving the tax deductibility for a particular form of compensation and the Compensation Committee retains the discretion to award compensation that may not be deductible, consistent with our compensation philosophy and principles.

Change of Control Agreements

The Company has entered into change of control agreements with each of its executive officers. The Compensation Committee believes that change of control policies are an important element of the executive compensation program, support shareholder value creation and are necessary to attract and retain senior talent in a competitive market. Because the agreements give the executive officers reasonable assurance of transitional employment support, the Compensation Committee believes executive officers are able to maintain a more balanced, shareholder-focused approach to change of control situations. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to periodic review. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

These agreements provide for specified payments and other benefits if the officer’s employment was terminated by the Company or its successor during the period beginning on the effective date of a change of control of the Company and ending 24 months after a change of control. Change of control payments are not made if the termination is for cause, retirement, disability or death. Change of control payments also may be required if the officer leaves voluntarily because of significant changes in the officer’s circumstances following the change of control. See the description of the specific factors that would result in a change of control payment and the amounts that can be received in connection with a change of control in “Potential Payments Upon Termination or Change of Control” below. The changes triggering a change of control payment and the amounts paid are intended to enable executive officers to have a balanced perspective in making overall business decisions and to be competitive within overall market practices.

In addition, the Company’s long-term incentive plans provide that in the event the officer is terminated, other than for cause, during the period beginning on the effective date of a change of control and ending 24 months after a change of control of the Company, all outstanding options held by the officer become exercisable, RSUs become vested and PSUs will vest and pay out at target. The accelerated vesting and payout of equity grants in the event of a change of control are intended to allow the executives to recognize the value of their contributions to the Company and encourage executive officers to take a balanced perspective in making overall business decisions in the context of a change of control scenario. The agreements do not provide for payment of any “golden parachute” excise taxes.

Mr. Lindquist received certain change-of-control payments and benefits during 2016. These payments and benefits, which are disclosed in the Summary Compensation Table on page 42, were payable under the terms and conditions of a change-of-control agreement between Mr. Lindquist and Plum Creek, the obligations of which the Company assumed in connection with the Plum Creek merger.

Severance Agreements

The Company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon termination unless the termination is for cause, is a result of the Company’s mandatory retirement policy, is because of the death or disability of the executive or is because the executive leaves or retires voluntarily. The specific amounts that executive officers would receive as severance payments are described in “Potential Payments Upon Termination or Change of Control” below. The Compensation Committee believes that severance policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a competitive market. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to periodic review. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

CEO Employment Agreement

In recognition of Mr. Simons’ transformational leadership of Weyerhaeuser since 2013, on February 17, 2016 the Company entered into an executive employment agreement (the “Employment Agreement”) with Doyle R. Simons, the Company’s president and chief executive officer. The Company’s board of directors believes that Mr. Simons has played, and will continue to play, a vital role in maximizing shareholder value and positioning Weyerhaeuser for long-term success. As the Company moved forward with integrating the merger with Plum Creek and completing the strategic alternatives review of the Cellulose Fibers business, in addition to its continued drive for operational excellence within the businesses, the board of directors determined that it was in the best interests of the Company and shareholders to enter into the

Employment Agreement to ensure Mr. Simons’ continued leadership of the organization.

A summary of the material terms of the Employment Agreement is set forth below:

●	The term of the Employment Agreement is five years.
●	Mr. Simons’ annual base salary will be $1,000,000 per year, subject to increase (but not decrease) by the board at its discretion.
●

Mr. Simons will be eligible to participate in the Company’s annual cash incentive bonus plan (a performance-based incentive plan) with a target value of not less than 150% of his base salary, although in any year the board may pay a greater or lesser amount in its discretion based on its assessment of his performance.

●

Mr. Simons will be eligible to receive annual grants under the Company’s long-term incentive compensation plans on terms and conditions no less favorable than the awards made generally to other senior executives. The target value for such long-term incentive grants will be no less than the target value of the long-term incentive grants made to Mr. Simons in 2016. However, the actual payout under any particular long-term incentive award may be greater or lesser than the target value in any year based on actual achievement against performance goals or targets as the board may determine is appropriate.

●	Mr. Simons will be eligible to participate in the Company’s other benefit plans (such as pension, health insurance and life insurance) on the same basis as other senior executives.
●

Mr. Simons will continue to be covered by the Company’s existing change of control and severance agreements (collectively the “Severance Agreements”) (see “Change of Control Agreements” and “Severance Agreements” above for more information).

●

If Mr. Simons terminates the Employment Agreement due to Retirement (as defined in the Employment Agreement), all equity awards will remain outstanding through their remaining term and vest on their regularly scheduled vesting date (or earlier as provided in the Severance Agreements, if applicable), except that a pro-rata portion of any equity awards granted within the one year prior to Retirement will be forfeited.

●	Mr. Simons’ employment will remain “at will” and the Employment Agreement and his employment may be terminated by the Company or
Mr. Simons at any time for any reason or no reason.

Retention Agreement

In connection with the Company’s strategic alternatives review of its Cellulose Fibers business, the Compensation Committee authorized the Company to enter into a retention award agreement with Ms. Slater, which was executed on November 4, 2015. The Company believes the retention agreement was appropriate and in its best interests because Ms. Slater was expected to, and did, play a critical role leading the Company’s strategic alternatives review process for its Cellulose Fibers business. In accordance with the terms of the agreement, Ms. Slater was paid $1.5 million in cash for her support of the strategic alternatives review process and for remaining employed with the Company through the closing of the several sale transactions involving the Cellulose Fibers business.

MANAGEMENT’S ROLE IN THE EXECUTIVE COMPENSATION PROCESS

The Company’s CEO and chief human resources officer each played an important role in the Compensation Committee’s executive compensation process for 2016 and regularly attended committee meetings. The CEO provided his opinions to the committee regarding executive compensation matters generally and the performance of the executives reporting to him. The chief human resources officer presented recommendations to the committee on the full range of annual executive compensation decisions. At the committee’s February 2016 meeting, human resources executives presented the committee with specific compensation recommendations for all executives other than the CEO. These recommendations were developed in consultation with the CEO and accompanied by market data provided by the Compensation Committee’s compensation consultant. The committee exercised its independent discretion whether to accept management’s recommendations and made final decisions about each executive officer’s compensation. Decisions related to the CEO’s compensation were made independently by the committee, in consultation with its consultant, and recommended to the full board of directors. Charles Williamson, the committee’s chair in 2016, also met periodically with human resources executives to confer on current and upcoming topics likely to be brought before the committee.

STOCK OWNERSHIP REQUIREMENTS

Stock ownership requirements for executive officers have been in place since 1996, and were most recently amended in 2015. Under the current requirements, each executive officer must acquire and hold a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade and range from two to six times base salary as follows:

Position	Holding Requirement
CEO	6X base salary value
SVPs	2X base salary value

Ownership Sources Included

● direct ownership of common shares

● the value of amounts deferred into a stock equivalent account (through the voluntary deferral program described above)

● shares of Company stock held in the Company’s 401(k) plan

Until the required ownership levels are achieved, executives must retain 75% of the net profit shares acquired when RSUs and PSUs vest. Net profit shares are shares remaining after payment of taxes upon vesting.

ANTI-HEDGING POLICY AND TRADING RESTRICTIONS

The Company has a policy that prohibits our directors and executive officers from hedging their ownership of the Company’s stock, including trading in options, puts, calls, or other derivative instruments related to Company stock or debt. The policy also prohibits directors and executive officers from pledging Company stock and trading Company stock on margin. A copy of the Company’s policy is available on the Company’s website at www.weyerhaeuser.com under “Investors” at the top of the page, then “Corporate Governance” and then under “Policies & Documents”. Paper copies may be obtained by written request to Weyerhaeuser Company, Attention: Corporate Secretary, 220 Occidental Avenue South, Seattle, WA 98104 or by email to CorporateSecretary@Weyerhaeuser.com.

CLAW BACK POLICY

The Company has an incentive compensation claw back policy to ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. It provides that in the event of a restatement of the financial or operating results of the Company or one of its business segments, the Company may seek recovery of incentive compensation that would not otherwise have been paid if the correct performance data had been used to determine the amount payable. A copy of the Company’s claw back policy is available on the Company’s website at www.weyerhaeuser.com under “Investors” at the top of the page, then “Corporate Governance” and then under “Policies & Documents” Paper copies may be obtained by written request to Weyerhaeuser Company, Attention: Corporate Secretary, 220 Occidental Avenue South, Seattle, WA 98104 or by email to CorporateSecretary@Weyerhaeuser.com.

SHAREHOLDER ADVISORY VOTE ON NEO COMPENSATION

The Company annually seeks a shareholder vote on a proposal to approve on an advisory basis the compensation of our NEOs. This proposal, commonly known as a “say-on-pay” proposal, was supported by more than 95% of the votes cast at last year’s annual meeting. Our board of directors and our Compensation Committee value the opinions of our shareholders and consider the results of the say-on-pay vote. To the extent there are significant votes against our NEO compensation as disclosed in this proxy statement we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns in making future compensation decisions.

RELATIONSHIP WITH COMPENSATION COMMITTEE CONSULTANT

Cook & Co. has been engaged by the Compensation Committee to act as its compensation consultant and to assist the committee with its responsibilities related to the Company’s executive and board of directors compensation programs. A representative of Cook & Co. attends Compensation Committee meetings, as requested, and communicates with the Chair of the Compensation Committee between meetings.

The Compensation Committee has the sole authority from the board of directors for the appointment, compensation and oversight of the Company’s independent compensation consultant.

Cook & Co. reports directly to the Compensation Committee and all work conducted by Cook & Co. for Weyerhaeuser is on behalf of the committee. Cook & Co. provides no services to the Company other than these executive and board of director compensation consulting services, and has no other direct or indirect business relationships with the Company or any of its affiliates. All executive compensation services provided by Cook & Co. are conducted under the direction and authority of the Compensation Committee.

In addition, in its engagement agreement with the committee, Cook & Co. agrees to advise the Chair of the Compensation Committee if any potential conflicts of interest arise that could cause Cook & Co.’s independence to be questioned, and to undertake no projects for Weyerhaeuser management except at the request of the Compensation Committee Chair and as agent for the Compensation Committee. The Compensation Committee has reviewed the independence of Cook & Co. and has concluded that Cook & Co.’s work has not raised any conflict of interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee acts on behalf of the board of directors to establish and oversee the Company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see “Committees of the Board— Compensation Committee” above.

The Company’s management has prepared the CD&A for the NEOs listed in the Summary Compensation Table. The Compensation Committee has reviewed and discussed with management the CD&A included in this proxy statement. Based on this review and discussions, the committee recommended to the board of directors that the CD&A be included in the proxy statement for the Company’s 2017 annual meeting of shareholders.

The current members of the Compensation Committee are set forth below. All members of the Compensation Committee participated in the review, discussion and approval of the Compensation Discussion and Analysis included in this proxy statement and remain as members of the board of directors.

●Charles R. Williamson, Chairman ●Mark A. Emmert ●John I. Kieckhefer	●Nicole W. Piasecki ●Lawrence A. Selzer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

On February 19, 2016, Messrs. Williamson, Emmert and Selzer and Ms. Piasecki were appointed to the Compensation Committee, with Mr. Williamson serving as chairman. Mr. Kieckhefer also served as a member of the Compensation Committee during 2016. No person who served on the Compensation Committee during 2016 was an officer of the Company or any of its subsidiaries during 2016 or any prior period. No executive officer of the Company served as either (1) a member of the Compensation Committee, or (2) as a director of any company with an executive officer of such company serving as a member of the Compensation Committee or as a director of the Company.

CODE OF ETHICS

The Company’s Code of Ethics was first adopted in 1976. The Code of Ethics currently is in its ninth edition and is issued to all directors and employees. It also is available to customers, contractors, suppliers and the public. The current edition of the Code of Ethics is available on the

Company’s web site at www.weyerhaeuser.com under “Sustainability” at the top of the page, then “Governance,” then “Operating Ethically,” and then by clicking the “Code of Ethics” icon. Paper copies may be obtained by written request to Weyerhaeuser Company, Attention: Corporate Secretary, 220 Occidental Avenue South, Seattle, WA 98104 or by email to CorporateSecretary@Weyerhaeuser.com. If a listed company’s board of directors or a board committee grants a waiver under the Code of Ethics for an executive officer or director, NYSE rules require that the waiver be disclosed to shareholders. If we grant such a waiver, we will provide notice of the waiver on the Company’s website at www.weyerhaeuser.com. We did not grant any such waivers for executive officers or directors in 2016.

RISK ANALYSIS OF OUR COMPENSATION PROGRAMS

The Compensation Committee reviews our compensation plans and policies to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2016, the committee, with the assistance of Cook & Co., reviewed the Company’s compensation policies and practices for employees, including NEOs, and believes that our compensation programs are not reasonably likely to have a material adverse effect on the Company. We believe the following factors reduce the likelihood of excessive risk-taking:

●	the program design provides a balanced mix of cash and equity, short-term and long-term incentives, fixed and performance-based pay, and performance metrics;
●	maximum payout levels for incentive awards are capped;
●	the Compensation Committee has downward discretion over incentive program payouts;
●	executive officers are subject to share ownership guidelines;
●	compliance and ethical behaviors are integral factors considered in all performance assessments;
●	the Company has adopted policies prohibiting hedging and pledging by executives and directors; and
●	the Company has adopted a “clawback” policy.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding 2016 compensation for each of our 2016 NEOs. 2015 and 2014 compensation is presented for the executive officers who were also NEOs in 2015 and 2014. The Summary Compensation Table and the Grants of Plan-Based Awards for 2016 table should be reviewed together for a more complete representation of both the annual and long-term incentive compensation elements of our compensation program.

Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)	Stock Awards (3)($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)($)	All Other Compensation (7)($)	Total ($)
Doyle R. Simons President and Chief Executive Officer	2016 2015 2014	1,000,000 987,500 950,000	— — —	5,120,233 4,265,369 3,957,023	1,581,847 1,420,491 1,321,206	2,400,000 1,950,000 1,712,000	228,934 150,153 149,103	7,950 7,950 55,102	10,338,963 8,781,463 8,144,434
Russell S. Hagen Senior Vice President and Chief Financial Officer	2016	434,201	25,547	1,004,056	—	723,000	207,631	80,649	2,475,084
Patricia M. Bedient Former Executive Vice President and Chief Financial Officer	2016 2015 2014	344,615 632,500 610,000	— — —	1,162,690 1,161,578 1,188,231	359,186 386,820 397,114	399,840 925,000 811,000	203,420 478,511 600,971	1,826,169 7,950 8,808	4,295,920 3,592,359 3,616,124
Adrian M. Blocker Senior Vice President, Wood Products	2016 2015 2014	560,000 520,962 437,500	— — —	1,132,023 1,021,460 564,261	349,710 340,172 188,577	891,000 779,000 609,000	167,579 113,261 96,563	7,950 25,450 37,986	3,108,262 2,800,305 1,933,887
Rhonda D. Hunter Senior Vice President, Timberlands	2016 2015 2014	560,000 522,500 477,308	— — —	1,132,023 1,021,460 616,507	349,710 340,172 206,041	758,000 682,000 578,000	988,172 613,801 664,435	59,100 7,950 48,671	3,847,005 3,187,883 2,590,962
James Kilberg Senior Vice President, Real Estate, Energy & Natural Resources	2016	428,778	27,382	974,810	—	627,000	43,748	634,499	2,736,217
Thomas M. Lindquist Former Executive Vice President, Real Estate, Energy & Natural Resources	2016	231,133	—	—	—	—	2,812,960	6,195,854	9,239,947
Catherine I. Slater Former Senior Vice President, Cellulose Fibers	2016 2015	533,692 520,962	— —	1,257,009 1,021,460	349,710 340,172	1,500,000 689,000	846,599 290,916	554,763 7,950	5,041,774 2,870,460

Ms. Bedient’s last day with the Company was July 1, 2016, Mr. Lindquist’s last day with the Company was June 30, 2016 and Ms. Slater’s last day with the Company was November 30, 2016.

(1)	The amount reported in this column for each executive officer reflects the dollar amount of base salary paid in cash in the fiscal year.

(2)	In accordance with the terms of the Plum Creek merger, Messrs. Hagen and Kilberg received $25,547 and $27,382, respectively, reflecting one-twelfth of the annual bonus under the former Plum Creek Annual Incentive Plan, calculated at target level performance.

(3)	Amounts in this column reflect grants of RSUs and PSUs to the executive officers, except that Messrs. Hagen and Kilberg were granted only PSUs in 2016, and for all periods reported reflect the grant date fair value of awards granted under the Company’s long-term incentive plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Details regarding 2016 stock awards can be found in the table “Grants of Plan-Based Awards for 2016.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At 2016 Fiscal Year End.” The grant date fair value for PSUs is reported based upon the probable outcome of the performance conditions on the grant date. The value of the 2016 and 2015 PSU grants, assuming achievement of the maximum performance levels, would be as follows: Mr. Simons—$5,051,379 (2016) and $4,205,882 (2015); Mr. Hagen—$1,506,083 (2016); Ms. Bedient—$1,147,066 (2016) and $1,145,369 (2015)); Mr. Blocker—$1,116,790 (2016) and $1,007,223 (2015); Ms. Hunter—$1,116,790 (2016) and $1,007,223 (2015); Mr. Kilberg—$1,462,215 (2016); and Ms. Slater—$1,116,790 (2016) and $1,007,223 (2015). The value of the 2014 PSU grants, based on actual performance levels, were as follows: Mr. Simons—$3,942,493 (2014); Ms. Bedient—$1,185,270 (2014); Mr. Blocker—$562,857 (2014); and Ms. Hunter—$614,941 (2014).

(4)	Amounts in this column for all grants of stock options to Mr. Simons, Ms. Bedient, Mr. Blocker, Ms. Hunter and Ms. Slater for all periods reflect the grant date fair value of awards granted under the Company’s long-term incentive plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Assumptions used in the calculation of these values are included in Note 16 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K. Details regarding outstanding stock option awards can be found in the table “Outstanding Equity Awards At 2016 Fiscal Year End.”

(5)	Amounts for Mr. Simons, Mr. Hagen, Ms. Bedient, Mr. Blocker, Ms. Hunter, and Mr. Kilberg represent the value of the incentive awards earned in fiscal year 2016 based on the Company’s performance and the performance of the Company’s businesses against performance levels set by the Compensation Committee of the board of directors. The measures are described in “Compensation Discussion and Analysis—Compensation Components—Determination of Compensation—Short-Term Incentive Plan—AIP Performance Measures and Plan Mechanics” above. The amount for Ms. Bedient represents a prorated bonus paid at target performance level in the amount of $399,840. The amount for Ms. Slater represents payment of a previously disclosed $1,500,000 retention payment.

(6)	Amounts represent annual changes in the actuarial present value of accumulated pension benefits.

(7)	Amounts under All Other Compensation for each of the NEOs are described in the following table:

ALL OTHER COMPENSATION

Name	Year	Company Contribution to Defined Contribution Plan ($)	Executive Term Life Insurance Premium ($) (1)	Premium Contribution to Deferred Compensation ($)	Other ($)	Total ($)
Doyle R. Simons	2016 2015 2014	7.950 7,950 7,800	— — 1,008	— — —	— — 46,294	7,950 7,950 55,102
Russell S. Hagen	2016	35,513(2)	—	—	45,136(3)	80,649
Patricia M. Bedient	2016 2015 2014	7,385 7,950 7,800	— — 1,008	— — —	1,793,227(4 — —)	1,800,612 7,950 8,808
Adrian M. Blocker	2016 2015 2014	7,950 7,950 7,800	— — 1,008	— — —	— 17,500 29,178	7,950 25,450 37,986
Rhonda D. Hunter	2016 2015 2014	7,950 7,950 7,800	— — 1,008	51,150 — —	— — 39,863	59,100 7,950 48,671
James A. Kilberg	2016	34,953(2)	—	—	599,546(5)	634,499
Thomas M. Lindquist	2016	26,650(2)	—	—	6,169,204(6)	6,195,854
Catherine I. Slater	2016 2015	7,950 7,950	— —	103,350 —	443,463(7 —)	554,763 7,950

(1)	As of 2015, the executive term life insurance benefit is no longer provided.

(2)	Amount includes a non-elective Company contribution of $21,240, $20,935, and $10,750 for Messrs. Hagen, Kilberg and Lindquist, respectively. Amount also includes a matching contribution of $14,273, $14,018, and $15,900 for Messrs. Hagen, Kilberg and Lindquist, respectively. See discussion under “Pension Benefits” for more information.

(3)	Amount represents cash dividends paid on unvested RSU awards previously granted to Mr. Hagen while employed by Plum Creek and assumed by the Company in connection with the Plum Creek merger.

(4)	Amount relates to Ms. Bedient’s separation from service and includes $1,776,000 in severance, $10,000 to assist with health care expenses and a $7,277 tax gross-up payment related to the health care expense payment.

(5)	Amount includes: (i) temporary living expenses in the amount of $90,796, which were paid by the Company in connection with Mr. Kilberg’s relocation from Georgia to Washington and were treated as compensation; (ii) $463,465 paid by the Company in connection with the sale of Mr. Kilberg’s former home and the purchase of a new home; and (iii) cash dividends in the amount of $45,285 paid on unvested RSU awards previously granted to Mr. Kilberg while employed by Plum Creek and assumed by the Company in connection with the Plum Creek merger.

(6)	Amount reflects payments to Mr. Lindquist under the terms of his change of control agreement with Plum Creek that was assumed by the Company in the Plum Creek merger, and includes $3,676,500 in severance, $1,950,000 for the settlement of a Plum Creek long-term incentive award assumed by the Company in the Plum Creek merger, a prorated bonus of $289,455 calculated in accordance with the terms of his Plum Creek change of control agreement, $75,000 to assist with health care expenses and a $54,199 tax gross-up payment related to the health care expense payment. Amount also includes $124,050 in cash dividends paid on unvested RSU awards previously granted to Mr. Lindquist while employed by Plum Creek and assumed by the Company in connection with the Plum Creek merger.

(7)	Amount for Ms. Slater represents a prorated bonus paid at target performance level in the amount $443,463.

GRANTS OF PLAN-BASED AWARDS FOR 2016

The following table provides information for each of our NEOs regarding 2016 annual and long-term incentive award opportunities, including the range of potential payouts under non-equity and equity incentive plans. Specifically, the table presents the 2016 grants of annual incentive awards, PSU awards, stock options, and RSU awards.

			Estimated Future Payout Under Non-Equity Plan Awards (2)			Estimated Future Payouts Under Equity Plan Awards (3)			Stock Awards Number of Shares or Stock Units (#)	Option Awards: No. of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type of Award	Grant Date (1)	Thres-hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Doyle R. Simons	AIP	2/10/2016	300,000	1,500,000	4,500,000
	PSU	2/10/2016				40,417	161,670	242,505					3,367,586
	RSU	2/10/2016							75,905				1,752,646
	Option	2/10/2016								579,431	23.055	22.68	1,581,847
Russell S. Hagen	AIP	2/19/2016	93,500	467,500	1,402,500
	PSU	5/19/2016				7,424	29,697	44,545					1,004,056
	RSU
	Option
Patricia M. Bedient	AIP	2/9/2016	108,000	544,000	1,632,000
	PSU	2/9/2016				9,178	36,712	55,068					764,711
	RSU	2/9/2016							17,236				397,979
	Option	2/9/2016								131,570	23.090	23.08	359,186
Adrian M. Blocker	AIP	2/9/2016	96,900	484,500	1,453,500
	PSU	2/9/2016				8,936	35,743	53,614					744,527
	RSU	2/9/2016							16,782				387,496
	Option	2/9/2016								128,099	23.090	23.08	349,710
Rhonda D. Hunter	AIP	2/9/2016	96,900	484,500	1,453,500
	PSU	2/9/2016				8,936	35,743	53,614					744,527
	RSU	2/9/2016							16,782				387,496
	Option	2/9/2016								128,099	23.090	23.08	349,710
James A. Kilberg	AIP	2/19/2016	92,140	460,700	1,382,100
	PSU	5/19/2016				7,208	28,832	43,248					974,810
	RSU
	Option
Thomas M. Lindquist	AIP	2/19/2016	116,100	580,500	1,741,500
	PSU
	RSU
	Option
Cathy I. Slater	AIP	2/9/2016	96,900	484,500	1,453,500
	PSU	2/9/2016				8,936	35,743	53,614					744,527
	RSU	2/9/2016							38,436				512,483
	Option	2/9/2016								128,099	23.090	23.08	349,710

(1)	The Compensation Committee approves long-term incentive grants and annual incentive plan grants to executive officers at its regular meetings. The Compensation Committee meeting date is the effective grant date for equity grants and grants under the annual incentive plan to the NEOs other than the CEO. Compensation for the CEO is approved by the board of directors based on recommendation by the Compensation Committee. The date of approval by the board of directors is the effective grant date for grants to the CEO.

(2)	Mr. Hagen’s Threshold, Target and Maximum values for the Annual Incentive Plan are $85,581, $427,903 and $1,283,709, respectively, when prorated to his February 1, 2016 participation date. Ms. Bedient’s Threshold, Target and Maximum values for the Annual Incentive Plan are $54,400, $272,000 and $816,000, respectively, when prorated to her July 1, 2016 separation date. Mr. Kilberg’s Threshold, Target and Maximum values for the Annual Incentive Plan are $84,336, $421,679 and $1,265,037, respectively, when prorated to his February 1, 2016 participation date. Mr. Lindquist’s Threshold, Target and Maximum values for the Annual Incentive Plan are $57,891, $289,455 and $868,365, respectively, when prorated to his February 1, 2016 participation date and June 30, 2016 separation date. Ms. Slater’s Threshold, Target and Maximum values for the Annual Incentive Plan are $88,693, $443,463 and $1,330,389, respectively, when prorated to her November 30, 2016 separation date.

(3)	Ms. Bedient’s Threshold, Target and Maximum values for PSUs are 3,671, 18,356, and 27,534, respectively, when prorated to her July 1, 2016 separation date.

(4)	The exercise price for stock options is the average of the high and low stock price on the date of grant.

NON-EQUITY INCENTIVE PLAN COMPENSATION

Amounts for non-equity incentive plan compensation set out in the Summary Compensation Table and Grants of Plan-Based Awards table are annual cash incentives under the Company’s AIP. In 2016, the AIP was funded (i) 70% based on FFO performance (for our Timberlands and Real Estate, Energy & Natural Resources business) and RONA performance (for our Wood Products business)) and (ii) 30% based on the performance of each business segment against its business scorecard metrics approved in advance by the Compensation Committee, such as competitive performance, financial measures, operational excellence, people development and performance against strategic goals. FFO and RONA are defined in “Compensation Discussion and Analysis—Compensation Components—Determination of Compensation—Short-Term Incentive Plan—AIP Performance Measures and Plan Mechanics” above. For the CEO and corporate staff functions, including the chief financial officer, AIP is funded based on a weighting of actual funding of the three businesses—40% for Timberlands, 20% for Real Estate, Energy & Natural Resources and 40% for Wood Products. For each year a threshold, target and maximum goal is established by the Compensation Committee that represents 20%, 100% and 200% target funding levels for that portion of the funding.

For 2016, the Compensation Committee set the threshold, target and maximum goals as follows:

●

for the Timberlands and Real Estate, Energy & Natural Resources businesses, the FFO threshold for funding was set at $811 million, target funding was set at $1.014 billion and maximum was set at $1.268 billion; and

●	for the Wood Products businesses, the RONA threshold for funding was set at 6%, target funding was set at 12% and maximum was set at 22%.

At the end of 2016, the Compensation Committee approved funding for the incentive pool based on performance against the pre-determined FFO and RONA targets and business scorecard metrics.

EQUITY AWARDS

Equity awards in the in the Summary Compensation Table and Grants of Plan-Based Awards table relate to PSUs, RSUs and stock options granted to the NEOs under the Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) and the 2013 Plan. Each of the 2004 Plan and 2013 Plan provide for the award of stock options, stock appreciation rights, restricted stock and RSUs, and performance shares and PSUs. The 2004 Plan and 2013 Plan provide that stock options must be granted at fair market value and prohibit the re-pricing of outstanding options without shareholder approval. Each of the 2004 Plan and 2013 Plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the plans. After adoption of the 2013 Plan, no further awards have been granted under the 2004 Plan (or any other prior equity incentive plan). The Compensation Committee approves all long-term incentive grants to executive officers other than the CEO, whose grants are approved by the board of directors. The committee also approves the overall grant pool and individual grants for all other participants. The primary purpose of our long-term incentive plans is to link compensation with the long-term interests of shareholders and align pay with performance by focusing NEOs on long-term TSR achievements.

2016 Performance Share Unit Awards

A target number of PSUs were granted to our NEOs in 2016. The actual number of PSUs earned may range from 0 to 150% of the target number of PSUs based on three independent performance measures over the three-year performance period 2016-2018: the Company’s total shareholder return (“TSR”) relative to the S&P 500 Index; the Company’s TSR relative to a designated industry peer group; and a cost synergy target in connection with the Plum Creek merger over a one-year performance period. These performance goals are weighted 35%, 35% and 30%, respectively.

PSUs granted in 2016 will only be earned at the end of the three-year performance period if the Company achieves its designated performance goals, as certified by the Compensation Committee. These measures ensure that payouts under the PSUs are strongly aligned with shareholders.

Vesting provisions for PSUs granted in 2016 are as follows:

●	PSUs, to the extent earned, vest 100% at the end of the three-year performance period if the recipient remains employed by the Company;

●	PSUs continue to vest and are payable based on actual performance results in the event of disability or death while employed;
●

PSUs continue to vest upon reaching the eligible retirement age, but a portion of the grant is forfeited if retirement occurs before the one-year anniversary of the grant, depending on the number of months employed after the grant date;

●	PSUs continue vesting for one year in the event of involuntary termination due to job elimination when the retirement criteria have not been met; and
●	PSUs will be forfeited upon termination of employment in all other situations including early retirement.

If the Company declares and pays dividends on the Company’s common stock during the time period when PSUs are outstanding, the PSUs will be credited with the dividends, which will be reinvested in additional units to be paid out in shares if and when the PSUs vest. To the extent the PSUs vest and are paid to participants, the dividends credited to the PSUs will also vest and be paid.

2016 Stock Options

Stock options granted to our NEOs in 2016 have an exercise price equal to 100% of the fair market value of one share of stock on the grant date. The value of the stock options granted to our NEOs in 2016 was 25% of the value of the total long-term incentive grant in 2016 (other than for Messrs. Hagen and Kilberg, who did not receive a grant of stock options as previously discussed). Stock options granted to each of the NEOs in 2016 were granted for a term of 10 years. Beginning in 2017, stock options will no longer be a part of our long-term incentive compensation program.

The vesting terms for stock options granted in 2016 were as follows:

●	stock options vest ratably over 4 years with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date;
●	stock options vest immediately in the event of disability or death while employed;
●

stock options continue to vest upon reaching the eligible retirement age, but a portion of the grant is forfeited if retirement occurs before the one-year anniversary of the grant depending on the number of months employed after grant date;

●	stock options continue vesting for one year in the event of involuntary termination due to job elimination when the retirement criterion has not been met; and
●	stock options stop vesting and are forfeited for all other situations, including retirement prior to reaching the eligible early retirement age.

2016 Restricted Stock Unit Awards

RSUs granted to each of our NEOs in 2016 have the following vesting provisions.

●	RSUs vest ratably over 4 years with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date;
●	RSUs vest immediately in the event of disability or death while employed;
●

RSUs continue to vest upon reaching the eligible retirement age, but a portion of the grant is forfeited if retirement occurs before the one-year anniversary of the grant depending on the number of months employed after grant date;

●	RSUs continue vesting for one year in the event of involuntary termination due to job elimination when the retirement criteria has not been met;
●	RSUs will be forfeited upon termination of employment in all other situations, including retirement prior to reaching the eligible early retirement age; and
●	during the vesting period, unvested awards are credited with dividend equivalents, which are subject to the same vesting and release schedule as the original RSU awards.

RSU awards held by Messrs. Hagen, Kilberg and Lindquist that were assumed by the Company in connection with the Plum Creek merger provide for cash payments equal to the dividend paid on the Company’s common stock multiplied by the number of unvested RSUs, and such payments are not subject to vesting.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2016.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)(#)	Market Value of Shares or Units of Stock That Have Not Vested (4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (4)($)
Doyle R. Simons	06/17/2013 02/13/2014 02/13/2015 02/10/2016	63,088 99,789 60,704 —	21,030 99,789 182,115 579,431	29.0050 30.2650 35.4300 23.0550	06/17/2023 02/13/2024 02/13/2025 02/10/2026	5,387 21,951 30,959 75,905	162,095 660,506 931,556 2,283,981	10,572 42,919 80,700 161,670	318,111 1,291,433 2,428,263 4,864,650
Russell S. Hagen	02/05/2007	9,600	—	25.2700	02/05/2017	—	—	—	—
	02/04/2008	8,000	—	26.8700	02/04/2018	—	—	—	—
	02/09/2009	8,000	—	21.1000	02/09/2019	—	—	—	—
	02/08/2010	20,800	—	22.0200	02/08/2020	—	—	—	—
	02/07/2011	24,000	—	25.9700	02/07/2021	—	—	—	—
	02/04/2013	—	—	—	—	2,000	60,180	—	—
	02/03/2014	—	—	—	—	5,200	156,468	—	—
	02/03/2015	—	—	—	—	8,400	252,756	—	—
	02/02/2016	—	—	—	—	20,800	625,872	—	—
	05/19/2016	—	—	—	—	—	—	29,697	893,583
Patricia M. Bedient	04/19/2007	53,087	—	28.9310	04/19/2017	—	—	—	—
	02/20/2008	67,683	—	23.5570	02/20/2018	—	—	—	—
	02/18/2009	63,166	—	9.5280	02/18/2019	—	—	—	—
	02/18/2009	126,332	—	9.5280	02/18/2019	—	—	—	—
	02/10/2010	102,648	—	14.8030	02/10/2020	—	—	—	—
	02/10/2010	72,643	—	14.8030	02/10/2020	—	—	—	—
	02/09/2011	40,000	—	24.1600	02/09/2021	—	—	—	—
	02/08/2012	41,750	—	20.4150	02/08/2022	—	—	—	—
	02/13/2013	32,690	10,897	30.5400	02/13/2023	3,269	98,364	6,538	196,728
	02/12/2014	29,993	29,994	30.1600	02/12/2024	6,599	198,564	12,903	388,251
	02/12/2015	16,530	49,593	35.4050	02/12/2025	8,431	253,689	21,977	661,288
	02/09/2016	—	65,785	23.0900	02/09/2026	8,618	259,316	18,535	557,718
Adrian M. Blocker	02/12/2014	14,243	14,243	30.1600	02/12/2024	3,134	94,302	6,128	184,392
	02/12/2015	14,537	43,612	35.4050	02/12/2025	7,414	223,087	19,326	581,519
	02/09/2016	—	128,099	23.0900	02/09/2026	16,782	504,970	35,743	1,075,507
Rhonda D. Hunter	02/14/2007	2,190	—	30.3890	02/14/2017	—	—	—	—
	02/09/2011	14,099	—	24.1600	02/09/2021	—	—	—	—
	02/13/2013	10,436	3,479	30.5400	02/13/2023	1,044	31,414	1,044	31,414
	02/12/2014	15,562	15,562	30.1600	02/12/2024	3,424	103,028	6,695	201,453
	02/12/2015	14,537	43,612	35.4050	02/12/2025	7,414	223,087	19,326	581,519
	02/09/2016	—	128,099	23.0900	02/09/2026	16,782	504,970	35,743	1,075,507
James A. Kilberg	02/04/2013	—	—	—	—	2,520	75,827	—	—
	02/03/2014	—	—	—	—	5,600	168,504	—	—
	02/03/2015	—	—	—	—	8,400	252,756	—	—
	02/02/2016	—	—	—	—	20,000	601,800	—	—
	05/19/2016	—	—	—	—	—	—	28,832	867,555

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)(#)	Market Value of Shares or Units of Stock That Have Not Vested (4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (4)($)
Catherine I. Slater	02/14/2007	11,945	—	30.3890	02/14/2017	—	—	—	—
	02/20/2008	6,636	—	23.5570	02/20/2018	—	—	—	—
	02/09/2011	9,999	—	24.1600	02/09/2021	—	—	—	—
	02/08/2012	2,742	—	20.4150	02/08/2022	—	—	—	—
	02/13/2013	7,999	2,667	30.5400	02/13/2023	800	24,072	800	24,702
	02/12/2014	14,243	7,121	30.1600	02/12/2024	1,567	47,151	3,064	92,196
	02/12/2015	14,537	14,537	35.4050	02/12/2025	2,471	74,352	—	—
	02/09/2016	—	32,024	23.0900	02/09/2026	4,195	126,228	—	—

Note: Grants awarded in 2016 are also reported in the Summary Compensation Table and the Grants of Plan-Based Awards for 2016 table.

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2)	All option grants vest and are exercisable beginning 12 months after the grant date, with 25% of the options becoming exercisable at that time and with an additional 25% of the options becoming exercisable on each successive anniversary date. Full vesting occurs on the fourth anniversary of the grant date. Options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than retirement. For participants who reach eligible retirement age, unvested options continue to vest and remain exercisable, in each case until the option expiration date. Outstanding options for Messrs. Hagen and Kilberg represent grants of options made to them by Plum Creek, which options were assumed by the Company in connection with the Plum Creek merger. These assumed options are entirely vested, are for a term of 10 years and contain other terms and conditions substantially similar to options granted by the Company.

(3)	Stock awards represent outstanding RSUs and PSUs. RSUs granted on June 17, 2013, February 13, 2013, February 12, 2014, February 12, 2015 and February 9, 2016 vest over four years beginning 12 months following the grant date, with 25% of the units becoming vested and available for release, and an additional 25% vesting and becoming available for release on each successive anniversary of the grant date. Outstanding RSUs for Messrs. Hagen and Kilberg represent grants of RSUs made to them by Plum Creek, which RSUs were assumed by the Company in connection with the Plum Creek merger. These assumed RSUs also vest ratably 25% over four years beginning 12 months following the grant date. PSUs granted on February 13, 2013 and February 12, 2014 are earned at the end of a two-year performance period and vest and become available for release 50% on the second anniversary of the grant date and an additional 25% on each successive anniversary of the grant date. PSUs granted on February 12, 2015, February 9, 2016 and May 19, 2016 are earned at the end of a three-year performance period and vest entirely and become available for release on the third anniversary of the grant date. The PSU grant to Mr. Simons on June 17, 2013, made in connection with his appointment as an executive officer, was earned over the performance period ending on December 31, 2014, with 50% vesting on the second anniversary date of the grant, and the remainder vesting 25% each year on the anniversary date of the grant over the subsequent two-year period.

(4)	Values for RSU awards and PSU awards were computed by multiplying the market price of $30.09 for the Company’s common stock at end of fiscal year 2016 by the number of units.

OPTION EXERCISES AND STOCK VESTED IN 2016

The following table provides information for each of our NEOs regarding stock option exercises and vesting of stock awards during 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Doyle R. Simons	—	—	89,353	2,022,951
Russell S. Hagen	—	—	6,125	248,246
Patricia M. Bedient	25,217	40,564	44,668	883,293
Adrian M. Blocker	—	—	11,023	228,999
Rhonda D. Hunter	6,610	62,886	16,617	340,792
James A. Kilberg	—	—	6,600	267,498
Thomas M. Lindquist	—	—	16,800	680,904
Catherine I. Slater	—	—	36,504	973,419

PENSION BENEFITS

The following table provides information as of December 31, 2016 for each of our NEOs regarding the actuarial present value of the officer’s total accumulated benefit under each of our applicable defined benefit plans.

Name	Plan Name	Years of Credited Service earned under Formula A (#) (1)	Present Value of Accumulated Benefit earned under Formula A ($) (2)	Years of Credited Service earned under Formula B (#) (3)	Present Value of Accumulated Benefit earned under Formula B ($) (4)	Total Years of Credited Service (#) (5)	Total Present Value of Accumulated Benefit ($) (6)	Payments During Last Fiscal Year ($)
Doyle R. Simons	Pension Plan – Title B Supplemental Retirement Plan	— —	— —	4 4	81,326 488,239	4 4	81,326 488,239	0 0
Russell S. Hagen	Plum Creek Pension Plan Plum Creek Supplemental Pension Plan	— —	— —	— —	— —	23 23	598,674 1,701,165	0 0
Patricia M. Bedient	Pension Plan – Title B Supplemental Retirement Plan	7 7	0 1,431,402	7 7	202,606 801,494	14 14	202,606 2,232,896	359,832 0
Adrian M. Blocker	Pension Plan – Title B Supplemental Retirement Plan	— —	— —	4 4	114,510 291,340	4 4	114,510 291,340	0 0
Rhonda D. Hunter	Pension Plan – Title B Supplemental Retirement Plan	23 23	931,856 1,939,387	7 7	169,196 347,584	30 30	1,101,052 2,286,972	0 0
James A. Kilberg	Plum Creek Pension Plan Plum Creek Supplemental Pension Plan	—	—	—	—	13 13	276,690 608,627	0 0
Thomas M. Lindquist	Plum Creek Pension Plan Plum Creek Supplemental Benefits Plan	—	—	—	—	— 14	0 5,307,247	0 0
Catherine I. Slater	Pension Plan – Title B Supplemental Retirement Plan	17 17	676,922 1,315,584	7 7	162,749 312,185	24 24	839,670 1,627,768	0 0

(1)	Number of years of credited service as of December 31, 2009 rounded to the nearest whole year of credited service. These years of service are used for calculating Formula A accrued benefit only.

(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2016, using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula A, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

(3)	Number of years of credited service computed beginning on January 1, 2010 and ending as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2016 rounded to the nearest whole year of credited service. These years of service are used for calculating Formula B accrued benefit only.

(4)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2016, calculated using age 65, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula B, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

(5)	Includes years of credited service with Plum Creek.

(6)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the Company’s audited financial statements for fiscal year 2016. For former Plum Creek executives using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under their respective plans, or Executive’s actual age if greater. Estimates are based on current compensation and years of service.

The Weyerhaeuser Pension Plan (the “Pension Plan”) is a noncontributory, tax-qualified defined benefit pension plan. Title B, for salaried employees, provides normal retirement at age 65. Early retirement may be elected by any participant who has reached age 55 and has at least 10 years of vesting service. Of our NEOs, only Ms. Bedient is eligible for early retirement. Mr. Simons, who joined the Company in 2013 and is under age 55, Mr. Blocker who joined the Company in 2013, and Ms. Hunter and Ms. Slater, who are under age 55, are not eligible for early retirement. Mr. Simons and Mr. Blocker are not yet vested in benefits from the Pension Plan, but will become vested once they have 5 years of vesting service. Title B of the Pension Plan consists of two separate Formulas. Service accrued prior to January 1, 2010 was earned under Formula A and service accrued on and after January 1, 2010 is earned under Formula B. The annual retirement benefit payable upon normal retirement under Formula A is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued through December 31, 2009, plus (ii) 0.45% of such highest average annual salary in excess of the participant’s Social Security Integration Level (as such term is defined in the Pension Plan), multiplied by the number of years of credited service accrued through December 31, 2009. The annual retirement benefit payable upon normal retirement under Formula B is equal to (i) 0.8% of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued on and after January 1, 2010, plus (ii) 0.3% of such highest average annual salary in excess of the participant’s

Social Security Integration Level (as such term is defined in the Pension Plan), multiplied by the number of years of credited service accrued on and after January 1, 2010. The benefit payable upon early retirement under Formula A is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. The benefit payable upon early retirement under Formula B is a percentage of the benefit that would be payable upon normal retirement and ranges from approximately 47% at age 55 to 100% at age 65. The Pension Plan is closed to new hires and rehires effective January 1, 2014. A participant in a defined benefit pension plan generally is limited under the Internal Revenue Code to an annual benefit at Social Security normal retirement age of the lesser of (i) $210,000 (in 2016, but subject to adjustment) or (ii) 100% of the participant’s average annual compensation during the consecutive three-year period in which he or she received the highest compensation. Further reduction of this limitation may be required for retirement prior to the Social Security normal retirement age. The compensation used in determining benefits under this Pension Plan is limited by Internal Revenue Code Section 401(a)(17) ($265,000 in 2016, but subject to adjustment). Supplemental Retirement Plan benefits are paid from the general funds of the Company and are determined by applying the formula under the Pension Plan—Title B—for salaried employees but including benefits and compensation that exceed the Internal Revenue Code limitations described above. The Supplemental Retirement Plan is also closed to new hires and rehires effective January 1, 2014. Employees hired or rehired on or after January 1, 2014, including Messrs. Hagen, Kilberg and Lindquist, are eligible for a non-elective employer contribution in the tax-qualified defined contribution 401(k) plan in lieu of participation in the Pension Plan. Certain highly-paid employees hired on or after January 1, 2014, including Messrs. Hagen, Kilberg and Lindquist, are eligible to participate in the Supplemental DC Plan. The Supplemental DC Plan provides for non-elective employer contributions equal to 5% of bonus pay plus the amount that would otherwise be provided under the tax-qualified defined contribution 401(k) plan if deferred compensation were included in the definition of pay and without regard to the compensation limits imposed by Internal Revenue Code Section 401(a)(17) described above.

In lieu of the pension benefits described above, Messrs. Hagen, Kilberg and Lindquist are vested in pension benefits under the terms of legacy Plum Creek tax-qualified and supplemental pension and benefit plans, all of which have been assumed by the Company in connection with the Plum Creek merger. Benefits for Mr. Hagen accrued under the plans according to a cash balance formula and a final average pay formula, with the greater of the two amounts payable to him upon retirement. Benefits for Mr. Kilberg accrued according to a cash balance formula, while benefits for Mr. Lindquist accrued under a final average pay formula. Each of Messrs. Hagen’s, Kilberg’s and Lindquist’s benefits under these plans were frozen and ceased to accrue benefits at the time of the Plum Creek merger, except that benefits determined by the cash balance formula continue to accrue an interest credit that is tied to the 30-year Treasury interest rate. Under the terms of the legacy plans in which Messrs. Hagen, Kilberg and Lindquist participate, they are eligible for early retirement at age 55 with 10 years of service. Before normal retirement at age 62, Mr. Hagen’s benefit ranges from 62% to 100%. Under the terms of the plan in which Mr. Lindquist participates, his benefit ranges from 80% to 100%, depending on how many years his actual retirement date precedes the date he would have attained age 65. Given the total benefit reduction factors, the early retirement benefits earned under these plans substantially increase once the participant reaches at least age 55 with 10 years of credited service. Mr. Kilberg is not eligible for early retirement benefits because his benefits are based on the cash balance formula. Benefits under the Plum Creek legacy plans are paid in the form of a lump sum payable six months following the participant’s date of termination, calculated based on the 30-year Treasury interest rate in effect during the year the participant terminates, except that any benefits accrued under the Plum Creek Pension Plan (a tax qualified plan) may be paid in the form of an annuity. Effective December 31, 2016, the Plum Creek Pension Plan was merged into the Weyerhaeuser Pension Plan and the Plum Creek Supplemental Retirement Plans were merged into the Weyerhaeuser Supplemental Retirement Plan. No provisions of these plans were changed as a result of the plans being merged.

NONQUALIFIED DEFERRED COMPENSATION

The following table provides information for each of our NEOs regarding aggregate executive and Company contributions, aggregate earnings for 2016 and year-end account balances under the Company’s deferred compensation plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last FYE ($) (5)
Doyle R. Simons	0	0	0	0	0
Russell S. Hagen	0	0	0	0	0
Patricia M. Bedient	0	0	123,489	0	2,926,446
Adrian M. Blocker	0	0	0	0	0
Rhonda D. Hunter	682,000	51,150	110,310	0	843,460
James A. Kilberg	0	0	0	0	0
Thomas M. Lindquist	0	0	142,353	0	1,810,458
Catherine I. Slater	689,000	103,350	223,585	0	884,115

(1)	Amounts deferred and reported in this column are also reported in the Summary Compensation Table as salary earned and paid in 2016.

(2)	Represents employer paid premium on amounts deferred into the common stock equivalents account in the deferral plan, which are reported under “All Other Compensation” in the Summary Compensation Table.

(3)	Fiscal 2016 earnings, which includes interest on amounts deferred into the fixed interest account of the deferral plan and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred in the common stock equivalents account in the deferral plan.

(4)	Amounts withdrawn or distributed.

(5)	Amounts deferred and reported in this column include amounts that were reported as compensation in the Company’s Summary Compensation Table for previous years, interest earned on amounts deferred into the fixed-interest account of the deferral plan, any premium for amounts deferred into the common stock equivalents account in the deferral plan, and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred into the common stock equivalents account in the deferral plan.

NEOs are eligible to participate in the deferred compensation plan. The plan provides the opportunity to defer base salary and cash incentives for payment at a future date. NEOs may defer between 10% and 50% of base salary and up to 100% of cash bonus. The interest credited for deferred compensation plan accounts is determined each year by the Compensation Committee. The current interest rate formula is 120% of the applicable federal rate (AFR) as published by the IRS in January of the plan year.

Under the deferred compensation plan, NEOs may choose to defer all or a portion of any cash incentives into a deferred compensation plan account denominated in Weyerhaeuser common stock equivalent units, with a 15% premium applied if payment is delayed for at least five years. The amount designated to be deferred in the form of common stock equivalent units and any premium is divided by the median price per share of Company common stock over the last 11 trading days of January to determine the number of deferred stock equivalent units to be credited to the NEO’s account. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser common stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser common stock.

For deferrals prior to 2005, amounts deferred are paid in the year specified or upon the event specified by the NEO. For deferrals in years 2005 through 2014, amounts deferred are paid to the NEO beginning one to five years following his or her separation from service, as specified by the NEO.

Payments are made in a lump sum or up to 20 equal annual payments (or with respect to deferrals made prior to 2011, for a maximum of five annual payments) if the NEO leaves the Company for reasons other than death, disability or retirement. Beginning in 2015, amounts are paid to the NEO beginning the year after the NEO’s separation from service. Payments are made in a lump sum or up to 10 annual payments. For deferrals made prior to 2011, payments from the stock equivalents accounts are made in cash and are determined by multiplying the number of common stock equivalent units in the NEO’s account by the median price per share of Company common stock over the last 11 trading days of January of the payment year. Beginning in 2011, payments from the stock equivalents accounts are in cash, and are determined by multiplying the number of common stock equivalent units in the NEO’s account by the closing price per share of Company stock on the transfer. No withdrawals or other distributions are permitted under the terms of the deferred compensation plan before the executive’s specified payment date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

CHANGE OF CONTROL

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the period from the effective date of a change of control and 24 calendar months following the effective date of a change of control of the Company, the executive’s employment is terminated by the Company or its successor for reasons other than cause, mandatory retirement, early retirement, disability or death. Cause is defined as a participant’s:

●

willful and continued failure to perform substantially the officer’s duties after the Company delivers to the participant written demand for substantial performance specifically identifying the manner in which the officer has not substantially performed his or her duties;

●	conviction of a felony; or

●	willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

Mandatory retirement is defined as age 65. Disability is defined in the Weyerhaeuser Pension Plan, or in any successor to such plan.

These payments and benefits also would be paid if the executive terminates his or her employment for “Good Reason.” The executive would be considered to have left for Good Reason if there has been:

●	a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change of control;
●

a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than the officer’s primary residence was located immediately prior to the change of control;

●	a material reduction by the Company in the officer’s base salary as of the effective date of the change of control;
●	a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or
●	a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans.

If an executive is terminated without cause or leaves for Good Reason during the period described above following a change of control, the officer will receive:

●	an amount equal to three times the highest rate of the executive’s annualized base salary rate in effect prior to the change of control;
●	three times the officer’s target annual bonus established for the bonus plan year in which the executive’s date of termination occurs;
●	an amount equal to the executive’s unpaid base salary and accrued vacation pay through the effective date of termination;
●	the executive’s earned annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination;
●

a payment of $75,000 (net of required payroll and income tax withholding) to assist the executive in paying for replacement health and welfare coverage for a reasonable period following the date of termination; and

●	full vesting of the executive’s benefits under any and all supplemental retirement plans in which the executive participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years.

In addition, in accordance with the terms of the Company’s long-term incentive plans, following a change of control, outstanding stock options and RSUs held by executive officers would vest and become exercisable, unearned PSUs would be deemed to have been earned at target, and earned PSUs would vest and be released only if the officer were terminated within the period beginning as of the change of control and ending 24 months after the change of control.

The change of control agreements for Messrs. Hagen and Kilberg were assumed by the Company in connection with the Plum Creek merger. The triggering events and severance pay and benefits under these agreements are substantially similar to those described above under the Weyerhaeuser change of control agreements.

SEVERANCE

Agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated by the Company when there is no change of control unless the termination is for cause, or is the result of the Company’s mandatory retirement policy, disability or death. The severance benefit payable is an amount equal to:

●	one and one-half times the highest base salary rate paid to the executive prior to termination;
●	one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs;
●	the amount of the executive’s unpaid base salary and accrued vacation pay through the date of the termination;
●	the executive’s earned annual bonus prorated for the number of days in the fiscal year through the date of the executive’s termination; and
●

a payment of $10,000 (net of required payroll and income tax withholding) to assist the executive in paying for replacement health and welfare coverage for a reasonable period following the date of termination.

The severance benefit payable to Mr. Simons is the same as described above except that the amount paid for base salary is two times his highest base salary rate and the amount for target bonus is two times his target annual bonus.

POTENTIAL PAYMENT AMOUNTS

The following tables describe estimated potential payments to the NEOs that could be made upon termination or a change of control as of December 31, 2016. For the NEOs who were no longer serving as executive officers with the Company at December 31, 2016, the tables describe actual payments made to the NEO.

Executive Benefits and Payments Upon Termination of Doyle R. Simons	Early Retirement*	Disability	Severance (1)	For Cause Termination	Change of Control Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	—	$0	$2,000,000	$0	$3,000,000	$0
Annual Incentive Plan (AIP)	—	$2,400,000(a)	$5,400,000(b)	$0	$6,900,000(d)	$2,400,000(a)
Stock Options (2)	—	$4,099,115(f)	$1,041,892(i)	$0	$4,099,115(j)	$4,099,115(p)
Restricted Stock Units (3)	—	$4,312,272(l)	$1,486,566(m)	$0	$4,312,272(j)	$4,312,272(q)
Performance Share Units (4)	—	$9,680,134(o)	$1,247,336(r)	$0	$9,680,134(j)	$9,680,134(o)
Nonqualified Deferred Compensation (5)	—	$0	$0	$0	$0	$0
Gross Up Payment (6)	—	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	—	$0	$0	$0	$473,487	$0
Life and Health Care Insurance (8)	—	$0	$10,000	$0	$75,000	$0
Estimated Gross Up Payment for Life and Health Care Insurance	—	$0	$3,765	$0	$28,235	$0
Outplacement Services (9)	—	$0	$20,000	$0	$20,000	$0

*	Mr. Simons is not eligible for early retirement based on his age.

Executive Benefits and Payments Upon Termination of Russell S. Hagen	Early Retirement*	Disability	Severance (1)	For Cause Termination	Change of Control Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	—	$0	$825,000	$0	$1,650,000	$0
Annual Incentive Plan (AIP)	—	$748,847(a)	$1,449,797(c)	$0	$2,151,347(d)	$748,847(a)
Stock Options (2)	—	$0(e)	$0(e)	$0	$0(e)	$0(e)
Restricted Stock Units (3)	—	$1,095,276(s)	$1,095,276(t)	$0	$1,095,276(u)	$1,095,276(s)
Performance Share Units (4)	—	$921,356(o)	$0(r)	$0	$921,356(j)	$921,356(o)
Nonqualified Deferred Compensation (5)	—	$0	$0	$0	$0	$0
Gross Up Payment (6)	—	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	—	$0	$0	$0	$246,317	$0
Life and Health Care Insurance (8)	—	$0	$10,000	$0	$75,000	$0
Estimated Gross Up Payment for Life and Health Care Insurance	—	$0	$3,765	$0	$28,235	$0
Outplacement Services (9)	—	$0	$20,000	$0	$20,000	$0

*	Mr. Hagen is not eligible for early retirement based on his age.

Executive Benefits and Payments Upon Termination of Patricia M. Bedient	Severance*
Compensation:
Salary (including payout of vacation)	$960,000
Annual Incentive Plan (AIP)	$1,215,840(c)
Stock Options (2)	$460,495(h)
Restricted Stock Units (3)	$879,561(k)
Performance Share Units (4)	$2,022,891(n)
Nonqualified Deferred Compensation (5)	$0
Gross Up Payment (6)	$0

Benefits and Perquisites:
Increase to Pension (7)	$0
Life and Health Care Insurance (8)	$10,000
Gross Up Payment for Life and Health Care Insurance	$7,227
Outplacement Services (9)	$20,000

*	Ms. Bedient’s separation from service was effective July 1, 2016.

Executive Benefits and Payments Upon Termination of Adrian M. Blocker	Early Retirement	Disability	Severance (1)	For Cause Termination	Change of Control Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	—	$0	$855,000	$0	$1,710,000	$0
Annual Incentive Plan (AIP)	—	$891,000(a)	$1,617,750(c)	$0	$2,344,500(d)	$891,000(a)
Stock Options (2)	—	$896,693(g)	$224,173(i)	$0	$896,693(j)	$896,693(p)
Restricted Stock Units (3)	—	$872,941(l)	$264,707(m)	$0	$872,941(j)	$872,941(q)
Performance Share Units (4)	—	$1,960,664(o)	$105,360(r)	$0	$1,960,664(j)	$1,960,664(o)
Nonqualified Deferred Compensation (5)	—	$0	$0	$0	$0	$0
Gross Up Payment (6)	—	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	—	$0	$0	$0	$323,607	$0
Life and Health Care Insurance (8)	—	$0	$10,000	$0	$75,000	$0
Estimated Gross Up Payment for Life and Health Care Insurance	—	$0	$3,765	$0	$28,235	$0
Outplacement Services (9)	—	$0	$20,000	$0	$20,000	$0

*	Mr. Blocker is not eligible for early retirement based on his age.

Executive Benefits and Payments Upon Termination of Rhonda D. Hunter	Early Retirement	Disability	Severance (1)	For Cause Termination	Change of Control Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	$10,962	$10,962	$865,962	$10,962	$1,720,962	$10,962
Annual Incentive Plan (AIP)	—	$758,000(a)	$1,484,750(c)	$0	$2,211,500(d)	$758,000(a)
Stock Options (2)	—	$896,693(f)	$224,173(i)	$0	$896,693(j)	$896,693(p)
Restricted Stock Units (3)	—	$918,768(l)	$305,659(m)	$0	$918,768(j)	$918,768(q)
Performance Share Units (4)	—	$2,026,140(o)	$161,102(r)	$0	$2,026,140(j)	$2,026,140(o)
Nonqualified Deferred Compensation (5)	—	$0	$64,132	$64,132	$0	$0
Gross Up Payment (6)	—	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	—	$0	$0	$0	$1,734,475	$0
Life and Health Care Insurance (8)	—	$0	$10,000	$0	$75,000	$0
Estimated Gross Up Payment for Life and Health Care Insurance	—	$0	$3,765	$0	$28,235	$0
Outplacement Services (9)	—	$0	$20,000	$0	$20,000	$0

*	Ms. Hunter is not eligible for early retirement based on her age.

Executive Benefits and Payments Upon Termination of James A. Kilberg	Early Retirement	Disability	Severance (1)	For Cause Termination	Change of Control Involuntary or Good Reason Termination	Death
Compensation:
Salary (including payout of vacation)	—	$0	$813,000	$0	$1,626,000	$0
Annual Incentive Plan (AIP)	—	$654,382(a)	$1,345,432(c)	$0	$2,036,482(d)	$654,382(a)
Stock Options (2)	—	$0(e)	$0(e)	$0	$0(e)	$0(e)
Restricted Stock Units (3)	—	$1,098,887(s)	$1,098,887(t)	$0	$1,098,887(u)	$1,098,887(s)
Performance Share Units (4)	—	$894,516(o)	$0(r)	$0	$894,516(j)	$894,516(o)
Nonqualified Deferred Compensation (5)	—	$0	$0	$0	$0	$0
Gross Up Payment (6)	—	$0	$0	$0	$0	$0

Benefits and Perquisites:
Increase to Pension (7)	—	$0	$0	$0	$233,153	$0
Life and Health Care Insurance (8)	—	$0	$10,000	$0	$75,000	$0
Estimated Gross Up Payment for Life and Health Care Insurance	—	$0	$3,765	$0	$28,235	$0
Outplacement Services (9)	—	$0	$20,000	$0	$20,000	$0

*	Mr. Kilberg is not eligible for early retirement based on his age.

Executive Benefits and Payments Upon Termination of Thomas M. Lindquist	Change of Control Involuntary Termination *
Compensation:
Salary (including payout of vacation)	$1,935,000
Annual Incentive Plan (AIP)	$2,030,955(d)
Stock Options (2)	$0(e)
Restricted Stock Units (3)	$3,036,214(u)
Performance Share Units (4)	$0
Nonqualified Deferred Compensation (5)	$0
Gross Up Payment (6)	$0

Benefits and Perquisites:
Increase to Pension (7)	$1,219,275
Life and Health Care Insurance (8)	$75,000
Gross Up Payment for Life and Health Care Insurance	$54,199
Outplacement Services (9)	$20,000

*	Mr. Lindquist’s separation from service was effective June 30, 2016.

Executive Benefits and Payments Upon Termination of Catherine I. Slater	Severance*
Compensation:
Salary (including payout of vacation)	$0
Annual Incentive Plan (AIP)	$443,643(v)
Stock Options (2)	$224,168(i)
Restricted Stock Units (3)	$292,354(m)
Performance Share Units (4)	$140,641(r)
Nonqualified Deferred Compensation (5)	$131,820
Gross Up Payment (6)	$0

Benefits and Perquisites:
Increase to Pension (7)	$0
Life and Health Care Insurance (8)	$0
Gross Up Payment for Life and Health Care Insurance	$0
Outplacement Services (9)	$0

*	Ms. Slater’s separation from service was effective November 30, 2016.

(1)	Severance benefits are payable upon termination of service except if termination: (i) is for cause; (ii) occurs within 24-months of a change of control and termination is not for cause; (iii) meets the requirements of the Company’s mandatory retirement policy; (iv) is due to death or disability; or (v) is voluntary.

(2)	Stock option values reflect the intrinsic value of unvested options as of December 31, 2016.

(3)	Restricted stock unit values reflect the intrinsic value of unvested RSUs as of December 31, 2016.

(4)	Performance share unit values reflect the intrinsic value of unvested PSUs as of December 31, 2016.

(5)	Represents amounts equal to the value of any premiums on share equivalents under the Deferred Compensation Plan that would be forfeited in connection with the NEO’s termination.

(6)	The Company does not provide tax gross up payments for change of control or severance benefits other than limited tax-gross up payments for health care replacement costs.

(7)	Represents an estimated present value of annual increase in pension payments required pursuant to the NEO’s change of control agreement with the Company. The annual incremental increase assumes credit for three additional years of service applied to benefits earned under Formula B and three additional years of age applied to benefits earned under Formula A and Formula B following termination of employment. For Messrs. Hagen and Kilberg, the annual incremental increase assumes credit for three additional years of service applied to benefit earned under their respective former plans and three additional years of age applied to benefits earned following termination of employment.

(8)	Lump sum payment to assist in paying for replacement health and welfare coverage for a reasonable period following the date of termination.

(9)	Outplacement services with a value of up to $20,000 are available following termination. If the services are used by the executive officer, the fees are paid directly to the outplacement service provider.

(a)	Payment of annual incentive for terminations due to early retirement, disability or death is based on performance and prorated for days of employment during the performance period. For the former Plum Creek executives, payment includes an amount equivalent to one-twelfth of the annual bonus under the former Plum Creek Annual Incentive Plan, calculated at target level performance.

(b)	Payment of the annual incentive is calculated as two times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination.

(c)	Payment of the annual incentive amount is calculated as one and one half times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination. For the former Plum Creek executives, payment includes an amount equivalent to one-twelfth of the annual bonus under the former Plum Creek Annual Incentive Plan, calculated at target level performance.

(d)	Payment of the annual incentive is calculated as three times the target annual bonus established for the bonus plan year in which the termination occurs, plus the earned annual bonus prorated for the number of days in the fiscal year through the date of termination. For the former Plum Creek executives, payment includes an amount equivalent to one-twelfth of the annual bonus under the former Plum Creek Annual Incentive Plan, calculated at target level performance.

(e)	Stock options granted to NEOs by Plum Creek and assumed by the Company in the Plum Creek merger were fully vested at December 31, 2016.

(f)	Upon termination due to disability, vesting accelerates for annual options granted in 2016, 2015, 2014, and 2013. Vested options granted in 2016, 2015, 2014, and 2013 remain exercisable for the lesser of three years or the original term.

(g)	Upon termination due to disability, vesting accelerates for options granted in 2016, 2015 and 2014. Vested options granted in 2016, 2015 and 2014 remain exercisable for the lesser of three years or the original term.

(h)	Upon termination without cause on or after age 62, for options granted in 2016, a prorated number of options continue to vest and remain exercisable for the original term; for annual options granted in 2015, 2014, and 2013, vesting continues and vested options remain exercisable for the original term.

(i)	Upon termination without cause before age 62 (or other specified eligible early retirement age), for options granted in 2016, vesting continues for one year and vested options remain exercisable for the lesser of three years or the original term.

(j)	In the event of a change of control of the Company, all outstanding stock options held by the NEO become vested and may be exercised for the remaining term of the grant, vesting of all unvested RSUs accelerates; and vesting of PSUs accelerates assuming target performance.

(k)	Upon termination without cause on or after age 62, for RSUs granted in 2016, a prorated number of RSUs continue to vest; for RSUs granted in 2015 and 2014 and 2013, full vesting continues.

(l)	Upon termination due to disability, vesting of RSUs granted in 2016 accelerates.

(m)	Upon termination without cause, for RSUs granted in 2016, vesting continues for one year.

(n)	Upon termination without cause on or after age 62, for PSUs granted in 2016, a prorated number of earned shares (based on actual performance) continue to vest; for PSUs granted in 2015, 2014, and 2013, vesting continues.

(o)	Upon termination due to death or disability, the actual number of shares earned based on achievement of performance goals would be released on the later of the end of the performance period or the date of termination. Values shown in the table for PSU grants in 2013 and 2014 represent actual shares earned based on performance during the performance period.

(p)	Upon termination due to death, unvested stock options are vested. For options granted in 2016, 2015, 2014 and 2013, vested options remain exercisable for lesser of three years or the original term.

(q)	Upon termination due to death, vesting of unvested RSUs accelerates for grants made in 2016, 2015, 2014 and 2013.

(r)	Upon termination without cause, for PSUs granted in 2015 and 2016, vesting continues for one year but the three-year vesting period will not be achieved and no shares are therefore earned. For PSUs granted in 2013 and 2014, vesting continues for one year and earned shares are released in accordance with the original schedule.

(s)	Upon termination due to death or disability, vesting is accelerated for all unvested RSUs granted to NEOs by Plum Creek and assumed by the Company in the Plum Creek merger.

(t)	Upon termination without cause, all unvested RSUs granted to NEOs by Plum Creek and assumed by the Company in the Plum Creek merger are forfeited.

(u)	Upon termination without cause or for good reason within one year of the effective date of the Plum Creek merger vesting is accelerated for all unvested RSUs granted to NEOs by Plum Creek and assumed by the Company in the Plum Creek merger.

(v)	Payment of the annual incentive is prorated for days of employment during the performance period and calculated at target performance level.

INFORMATION ABOUT SECURITIES AUTHORIZED FOR ISSUANCE UNDER OUR EQUITY COMPENSATION PLANS

The following table describes as of December 31, 2016 the number of shares subject to outstanding equity awards under the Company’s 2013 Long-Term Incentive Plan (the “2013 Plan”), 2004 Long-Term Incentive Plan (the “2004 Plan”) and 1998 Long-Term Incentive Compensation Plan (the “1998 Plan”), and the weighted average exercise price of outstanding stock options and stock appreciation rights. Weyerhaeuser’s shareholders adopted the 2013 Plan at the 2013 annual meeting of shareholders. The 2013 Plan replaced the 2004 Plan and 1998 Plan and no further awards will be granted under either the 2004 Plan or 1998 Plan. The following table shows the number of shares available for future issuance under the 2013 Plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (A)) (C)
Equity compensation plans approved by security holders (1)	17,440,704	$21.58	21,646,924
Equity compensation plans not approved by security holders	—	—	—
Total	17,440,704	$21.58	21,646.924

(1)	Includes 1,582,831 restricted stock units and 760,650 performance share units. Because there is no exercise price associated with restricted stock units and performance share units, excluding these stock units the weighted average price calculation would be $24.93.

ITEM 2—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are asking our shareholders to indicate their support for our NEOs’ compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation.

Our executives, including our NEOs, are critical to our success. That is why we design our executive compensation program to attract, retain and motivate superior executive talent. At the same time, we design our executive compensation program to focus on shareholders’ interests and sustainable long-term performance. We do this by making a significant portion of our NEOs’ compensation contingent on reaching specific short- and long-term performance measures.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2017 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosures.”

This say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee or our board of directors. However, our board of directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the NEOs’ compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The board of directors recommends that shareholders vote “FOR” this advisory proposal to approve the compensation of our named executive officers.

ITEM 3—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 included on page 62 of this proxy statement. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

The Company’s shareholders currently consider the advisory vote on executive compensation each year. After careful consideration, our board of directors has determined that it is still the most appropriate alternative for the Company. Therefore our board of directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our board of directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us every year with their views on our compensation philosophy, policies and practices as disclosed in the proxy statement. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking the views of, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareholders may have different views as to what is the best approach to soliciting views on the Company’s executive compensation programs and practices, and we look forward to hearing from our shareholders on this Proposal.

You may vote for your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting, in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure will include the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure).”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The board of directors recommends that shareholders vote for the option of “One Year” on this advisory proposal to approve the frequency with which shareholders are asked to vote, on an advisory basis, the compensation of our named executive officers.

ITEM 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, audited the financial statements and internal control over financial reporting of the Company and its subsidiaries for 2016 and has been selected to do so for 2017. Representatives of KPMG LLP are expected to be present at the annual meeting, will be able to make a statement or speak if they wish to do so, and will be available to answer appropriate questions from shareholders.

The Company was billed for professional services provided during 2016 and 2015 by KPMG LLP in the amounts set out in the following table:

Services Provided	Fee Amount 2016	Fee Amount 2015
Audit Fees (1)	$8,476,000	$5,164,200
Audit Related Fees (2)	$3,788,000	$714,800
Tax Fees (3)	$4,000	$5,000
All Other Fees	$0	$0
Total	$12,268,000	$5,884,000

(1)	Audit Fees, including those for statutory audits and audits of the Company’s joint ventures, for 2015 and 2016 include the aggregate fees for the fiscal years ended December 31, 2016 and December 31, 2015, for professional services rendered by KPMG for the audit of the Company’s annual financial statements, and review of financial statements included in the Company’s Form 10-K and Forms 10-Q. Audit Fees include fees for the audit of the Company’s internal control over financial reporting. Audit Fees for 2016 include $2,020,000 for audit services related to the Plum Creek merger and regulatory filings made by the Company in connection with the merger.

(2)	Audit Related Fees for 2015 and 2016 include fees for services rendered in support of employee benefit plan audits. Audit Related Fees for 2016 include $3,555,000 for services rendered in support of three separate transactions constituting the divestiture of the Company’s Cellulose Fibers business.

(3)	Tax Fees for 2015 and 2016 include fees for tax return preparation and related services.

The Audit Committee of the board of directors is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent registered public accountants. The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the committee to one or more of its members and the committee may delegate to management the authority to approve certain specified audit related services up to a limited amount of fees. If authority to approve services has been delegated to a committee member or management, any such approval of services must be reported to the committee at its next scheduled meeting and approved by the committee (or by one or more members of the committee, if authorized). During fiscal 2016 and 2015, 0.31% and 1.26%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees). The Audit Committee has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements in 2016 and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the board of directors is submitting this matter to the shareholders as a matter of good corporate governance. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

The board of directors recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as Weyerhaeuser’s independent registered public accounting firm for 2017.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

POLICY

The board of directors recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the board prefers to avoid related party transactions. However, the board recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. For example, this would be true if the Company would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources, or when the Company provides products or services to related persons on an arm’s-length basis and on the same kind of terms provided to unrelated third parties. As a result, the board has delegated to the Audit Committee the responsibility to review related party transactions. The committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with the best interest of the Company and its shareholders.

RELATED PARTY TRANSACTIONS

The board has defined related party transactions as any arrangement or relationship with the Company when the amount of the transaction or the amount of combined similar transactions is greater than $120,000 and when a related person has a direct or indirect material interest. A related person is anyone who is:

●	a director or executive officer of the Company;
●	a shareholder who beneficially owns more than 5% of the Company’s stock;
●	an immediate family member of any of the Company’s directors or executive officers; or
●	a company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

APPROVAL AND CONTINUING REVIEW

A director or executive officer who is a related person or has a family member who is a related person must inform the Company’s Corporate Secretary about any proposed related party transaction and give the Corporate Secretary all the facts and circumstances of the proposed transaction. If the Corporate Secretary investigates and determines the transaction would be a related party transaction, the transaction is brought to the Audit Committee for review.

The committee reviews all the facts and circumstances of each related party transaction, including the potential effect on a director’s independence if the Company enters into a transaction where a director has an interest. The committee approves the transaction only if it decides that the transaction is not inconsistent with the best interests of the Company and its shareholders.

If a member of the Audit Committee is a related person in connection with a proposed related party transaction, the transaction is reviewed only by the disinterested members of the committee. If multiple members of the committee, including the chair of the committee, are relevant related persons, the disinterested members of the board of directors review the transaction rather than the committee.

If the Company or any related person becomes aware of a related party transaction that has not been previously approved or ratified under the Company’s related party transaction policies and procedures, it should promptly submit the transaction to the Audit Committee for consideration. The committee evaluates the transaction using the same process and standards it would use to approve a transaction before it is entered into. The committee decides whether to ratify the transaction or require an amendment of the terms of the transaction or to terminate the transaction.

At its first meeting each year, the committee also reviews any ongoing related party transaction in which the amount of the transaction is still greater than $120,000. The committee decides if the transaction is still in the best interests of the Company or if the transaction should be modified or terminated.

The chair of the Audit Committee has the authority to approve transactions on behalf of the committee in between committee meetings if it is not practical to wait until the next committee meeting for a review. Any related party transaction approved by the chair of the committee between meetings must be reported to the committee at the next meeting. Material related party transactions that are approved by the committee must be reported to the board of directors at the next meeting of the board.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of independent directors as defined by the rules of the New York Stock Exchange (“NYSE”). The board of directors has determined that all Audit Committee members are financially literate in accordance with NYSE listing standards. D. Michael Steuert is an “audit committee financial expert” within the meaning of SEC regulations and NYSE listing standards. No Audit Committee member received any payments in 2016 from the Company other than compensation for service as a director.

The Audit Committee acts under a written charter. The current charter for the Audit Committee can be found on the Company’s website at www.weyerhaeuser.com under “Investors” at the top of the page, “Corporate Governance” and then “Committee Charters and Composition.” If you would like a paper copy, you may request one by writing Weyerhaeuser Company, Attention:

Corporate Secretary, 220 Occidental Avenue South, Seattle, WA 98104 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the consolidated financial statements and the assessment of the effectiveness of internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors.

In this context, the committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended. In addition, the committee has received the written disclosures and the letter from the independent auditors required by Rule 3526, Communication with Audit Committee Concerning Independence, and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.

The committee discusses with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The committee also has reviewed and discussed the audited financial statements with management. Based on the reviews and discussions described above, the committee recommended to the board of directors that the audited financial statements and assessment of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The committee has selected KPMG LLP as the Company’s independent registered public accounting firm for 2017.

The current members of the Audit Committee are set forth below.

● D. Michael Steuert, Chairman	● John F. Morgan, Sr. ● Marc F. Racicot ● Kim Williams
● Sara Grootwassink Lewis

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, mail, email, or the Internet, by employees or directors of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

SHAREHOLDER RIGHTS PLAN POLICY

In 2004, the board of directors adopted a shareholder rights plan policy. The policy provides that the board must obtain shareholder approval prior to adopting any shareholder rights plan. However, the board may act on its own to adopt a shareholder rights plan if a majority of the independent directors, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

We anticipate that our 2018 annual meeting of shareholders will be held May 18, 2018.

Shareholders who wish to present proposals in accordance with SEC Rule 14a-8 for inclusion in the Company’s proxy materials to be distributed in connection with our 2018 annual meeting must submit their proposals so they are received by the Corporate Secretary at the Company’s executive offices no later than the close of business on December 7, 2017. To be in proper form, a shareholder proposal must meet all applicable requirements of SEC Rule 14a-8. Simply submitting a proposal does not guarantee that it will be included.

The Company’s Bylaws provide that a shareholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is properly presented for consideration. If a shareholder wishes to bring business at a meeting for consideration under the Bylaws rather than under the SEC rules, the shareholder must give the Corporate Secretary written notice of the shareholder’s intent to do so. The notice must be delivered to the Corporate Secretary no later than 90 days and no earlier than 120 days before the meeting date. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first. To be in proper form, the notice must include specific information as described in our Bylaws.

The Company’s Bylaws also establish procedures for shareholder nominations for elections of directors of the Company. Any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors. The nomination will be effective only if the shareholder delivers written notice of the shareholder’s intent to make a nomination to the Corporate Secretary no later than 90 days or earlier than 120 days prior to the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

To be in proper form, a shareholder’s notice must include specific information concerning the proposal or the nominee as described in our Bylaws and in SEC rules. In addition, to be eligible to be a nominee for director, the person must be able to make certain agreements with the Company as described in our Bylaws. A shareholder who wishes to submit a proposal or a nomination is encouraged to consult independent counsel about our Bylaws and SEC requirements. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with our Bylaws or SEC or other applicable requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the annual meeting should be addressed to Kristy T. Harlan, Senior Vice President, General Counsel and Corporate Secretary, Weyerhaeuser Company, 220 Occidental Avenue South, Seattle, WA 98104. Shareholders may obtain a copy of our Bylaws from our Corporate Secretary at the same address. Our Bylaws are also available on our web site at www.weyerhaeuser.com under “Investors” at the top of the page, then Corporate Governance” and then “Policies and Documents”.

For the board of directors

Kristy T. Harlan

Senior Vice President,

General Counsel and Corporate Secretary

Seattle, Washington

April 6, 2017

APPENDIX A

RECONCILIATION OF NON-GAAP PERFORMANCE MEASURES TO GAAP

The table below reconciles Adjusted EBITDA and Net Earnings from Continuing Operations to Common Shareholders before Special Items to Net Earnings for the year ended 2016. Adjusted EBITDA, as we define it, is operating income from continuing operations adjusted for depreciation, depletion, amortization, basis of real estate sold, pension and postretirement costs not allocated to business segments and special items. Adjusted EBITDA excludes results from joint ventures. Adjusted EBITDA and Net Earnings from Continuing Operations to Common Shareholders before Special Items each exclude items related to an asset impairment charge, expenses related to the Plum Creek merger, gains on sales of non-strategic assets and certain legal expense. These measures should not be considered in isolation from and are not intended to represent an alternative to our GAAP results. However, we believe these measures provide meaningful supplemental information for our investors about our operating performance.

DOLLAR AMOUNTS IN MILLIONS
Net Earnings	$1,027
Earnings from Discontinued Operations, net of Taxes	612
Earnings from Continuing Operations	$415
Interest expense, net of capitalized interest	431
Income taxes	89
Net contribution to earnings	$935
Equity earnings from joint ventures	(22)
Interest income and other	(43)
Operating income	$870
Depreciation, depletion and amortization	512
Basis of real estate sold	109
Non-operating pension and postretirement credits	(43)
Special Items (Before Tax) (1)	135
Adjusted EBITDA	$1,583

(1)    Special items consist of a $14 million asset impairment charge recorded for certain development projects, $146 million for Plum Creek merger-related costs, and $11 million of legal expense, offset by a $36 million gain on sale of non-strategic assets.

Net Earnings	$1,027
Earnings from Discontinued Operations	612
Earnings from Continuing Operations	$415
Dividends on Preference Shares	(22)
Net Earnings from Continuing Operations to Common Shareholders	$393
Special Items (After Tax) (2)	141
Net Earnings from Continuing Operations to Common Shareholders Before Special Items	$534

(2)    Special items (after Tax) consist of a $9 million asset impairment charge recorded for certain development projects, $123 million of Plum Creek merger-related costs, $7 million of legal expense, and $24 million of tax adjustments, offset by a $22 million gain on sale of non-strategic assets.

HOTEL ADDRESS:
Courtyard by Marriott, Pioneer Square
612 2nd Avenue
Seattle, Washington 98104
N S E W
DIRECTIONS:
From I-5 North Bound: Take exit 164A for Dearborn St. toward James St./Madison St.
Keep left to continue toward James St. Keep right, follow signs for James St. Turn left onto James St.
Turn right at the 3rd cross street onto 4th Ave.
Turn left onto Columbia St. Turn left onto 2nd Ave.
From I-5 South Bound: Take exit 165A toward James St.
Merge onto 6th Ave. Turn right onto James St. Turn right at the 2nd cross street onto 4th Ave.
Turn left onto Columbia St. Turn left onto 2nd Ave.
5
5th Ave
1st Ave
Olive Way
Convention Center
Freeway Park
Union St
Seneca St
Madison St
6th Ave
4th Ave
3rd Ave
2nd Ave
1st Ave
Columbia St
Cherry St
James St
5

Columbia St
Cherry St
James St
1st Ave
2nd Ave
Courtyard by Marriott, Pioneer Square
3rd Ave
4th Ave
SUSTAINABLE FORESTRY INITIATIVE
Certified Sourcing
www.sfiprogram.org
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Weyerhaeuser

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 18, 2017 (11:59 p.m., Eastern Time, on May 16, 2017 for participants under the Benefit Plans).
Vote by Internet
• Go to http://www.envisionreports.com/WY
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals —	The Board of Directors recommends a vote “FOR” each of the following nominees for director in proposal 1, “FOR” proposals 2 and 4, and “1 Year” with respect to proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	1.1 - Mark A. Emmert	☐	☐	☐	1.2 - Rick R. Holley	☐	☐	☐	1.3 - Sara Grootwassink Lewis	☐	☐	☐

	1.4 - John F. Morgan, Sr.	☐	☐	☐	1.5 - Nicole W. Piasecki	☐	☐	☐	1.6 - Marc F. Racicot	☐	☐	☐

	1.7 - Lawrence A. Selzer	☐	☐	☐	1.8 - Doyle R. Simons	☐	☐	☐	1.9 - D. Michael Steuert	☐	☐	☐

	1.10 - Kim Williams	☐	☐	☐	1.11 - Charles R. Williamson	☐	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Approval, on an advisory basis, of the compensation of the named executive officers	☐	☐	☐	3.	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of the named executive officers	☐	☐	☐	☐
4.	Ratification of selection of independent registered public accounting firm	☐	☐	☐	The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02JHGF

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION TO THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY CARD IF YOU VOTE BY MAIL.

ADMISSION TICKET

Annual Meeting of Shareholders
Date - May 19, 2017
Time - 9:00 a.m., Pacific time
Location - The Courtyard by Marriott, Pioneer Square
612 2nd Avenue
Seattle, Washington 98104

ADMITTANCE MAY BE DENIED WITHOUT A TICKET

Please present this admission ticket for admittance to the Annual Meeting.

If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail.

For security purposes, no banners, placards, signs, literature for distribution or cameras may be taken into the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The 2017 Proxy Statement and the 2016 Annual Report to Shareholders are available at:

www.envisionreports.com/WY.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy

ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Rick R. Holley, Doyle R. Simons and Kristy T. Harlan, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in the Weyerhaeuser 401(k) Plan or Weyerhaeuser Company Limited Investment Growth Plan (each, a “Benefit Plan” and collectively, the “Benefit Plans”) accounts the undersigned is entitled to vote at the annual meeting of shareholders of Weyerhaeuser Company to be held at the Courtyard by Marriott, Pioneer Square, located at 612 2nd Avenue, Seattle, Washington, 98104, on Friday, May 19, 2017, at 9:00 a.m., Pacific time, and all adjournments or postponements thereof. Shares will be voted as directed on the reverse side of this proxy card. If the proxy card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in one or more of the Benefit Plans, the undersigned hereby directs the plan trustee to vote all full and fractional shares as indicated on the reverse side of this proxy card. The plan trustee must receive your proxy instructions no later than 11:59 p.m., Eastern Time, on May 16, 2017. If the proxy card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. However, if (a) the proxy card is returned without a signature, (b) the proxy card is not returned at all, or (c) the proxy card is received after 11:59 p.m., Eastern Time on May 16, 2017, then in each case the plan trustee will vote in the same manner and proportion as the Benefit Plan shares for which the plan trustee has received valid voting instructions.

(Continued and to be marked, dated and signed, on the other side)